Execution Copy
AGREEMENT AND PLAN OF MERGER
by and between
GBC BANCORP, INC.
and
FIRST CHARTER CORPORATION
DATED AS OF JUNE 1, 2006

-i-

(continued)

-ii-

(continued)

-iii-

(continued)
Exhibit A — Voting Agreement
Exhibit B — Form of Affiliate Letter
Exhibit C — Form of Employment Agreement for Larry D. Key
Exhibit D — Form of Retention Agreement for Katrina M. Winberg
Exhibit E — Form of Retention Agreement for Michael L. Couch

-iv-

Defined Term	Section
Agreement	Preamble
Alternative Proposal	6.10	(a)
Alternative Transaction	6.10	(a)
Articles of Merger	1.2
Average Closing Price	8.1	(g)
BHC Act	3.1	(b)
Cash Consideration	1.4	(c)
Cash Election	2.2	(b)
Cash Election Shares	2.2	(a)
Cash/Stock Consideration	1.4	(c)
Certificate	1.4	(d)
Claim	6.7	(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2	(b)
Covered Employees	6.6	(a)
Criticized Assets	3.16	(a)
Derivative Transactions	3.14	(a)
Determination Date	8.1	(g)
DPC Common Shares	1.4	(b)
Effective Time	1.2
Election Deadline	2.2	(c)
Election Form	2.2	(b)
Election Form Record Date	2.2	(b)
ERISA	3.11	(a)
Exchange Act	3.5	(c)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.3
Exchange Ratio	1.4	(c)
Executed Retention Agreements	3.11	(i)
FDIC	3.1	(d)
Federal Reserve Board	3.4
First Charter	Preamble
First Charter Articles	1.6
First Charter Bylaws	1.7
First Charter Capitalization Date	4.2	(a)
First Charter Closing Price	2.4	(f)
First Charter Common Stock	1.4	(a)
First Charter Disclosure Schedule	Art. IV
First Charter Floor Price	8.1	(g)
First Charter Index Ratio	8.1	(g)

i

Defined Term	Section
First Charter Preferred Stock	4.2	(a)
First Charter Ratio	8.1	(g)
First Charter Regulatory Agreement	4.5	(b)
First Charter Requisite Regulatory Approvals	7.2	(d)
First Charter SEC Reports	4.5	(c)
First Charter Stock Plans	4.2	(a)
First Charter Subsidiary	3.1	(c)
Form S-4	3.4
GAAP	3.1	(c)
GBC	Preamble
GBC Articles	3.1	(b)
GBC Benefit Plans	3.11	(a)
GBC Board	3.3
GBC Bylaws	3.1	(b)
GBC Capitalization Date	3.2	(a)
GBC Common Stock	1.4	(b)
GBC Contract	3.13	(a)
GBC Disclosure Schedule	Art. III
GBC Options	1.5
GBC Regulatory Agreement	3.5	(b)
GBC Requisite Regulatory Approvals	7.3	(d)
GBC SEC Reports	3.5	(c)
GBC Shareholders Meeting	6.3
GBC Stock Plans	1.5
GBC Subsidiary	3.1	(c)
GBCC	1.1	(a)
GDBF	3.1	(b)
Governmental Entity	3.4
Gwinnett Bank	3.1	(b)
Indemnified Parties	6.7	(a)
Index Price	8.1	(g)
Initial Stock Value	8.1	(g)
Injunction	7.1	(d)
Insurance Amount	6.7	(c)
Intellectual Property	3.18
IRS	3.10	(a)
Leased Properties	3.17
Letter of Transmittal	2.3	(a)
Liens	3.2	(b)
Loans	3.16	(a)
Mailing Date	2.2	(b)
Main Office Property	6.15
Material Adverse Effect	3.8	(a)
Materially Burdensome Regulatory Condition	6.1	(b)
Merger	Recitals
Merger Consideration	1.4	(c)

ii

Defined Term	Section
Mixed Election	2.2	(b)
NCBCA	1.1	(a)
Non-Election	2.2	(b)
Non-Election Shares	2.2	(a)
Other Regulatory Approvals	3.4
Owned Properties	3.17
Permitted Encumbrances	3.17
Policies, Practices and Procedures	3.15	(b)
Proposed Retention Agreements	3.11	(i)
Proxy Statement	3.4
Real Property	3.17
Regulatory Agencies	3.5	(a)
Representative	2.2	(b)
Retention Agreements	3.11	(i)
Revised Total Stock Issuance Number	2.2	(b)
Sarbanes-Oxley Act	3.5	(c)
SBA	3.4
SEC	3.4
Securities Act	3.2	(a)
Shortfall Number	2.2	(e)
Starting Date	8.1	(g)
Stock Consideration	1.4	(c)
Stock Election	2.2	(b)
Stock Election Number	2.2	(a)
Stock Election Shares	2.2	(a)
Subsidiary	3.1	(c)
Surviving Corporation	Recitals
Takeover Statutes	3.22
Tax Return	3.10	(c)
Tax(es)	3.10	(b)
Termination Fee	8.3	(b)
Total Stock Issuance Number	2.2	(b)
Trust Account Common Shares	1.4	(b)
Voting Agreement	Recitals
Voting Debt	3.2	(a)

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of June 1, 2006 (this “Agreement”), by and between GBC BANCORP, INC., a Georgia corporation (“GBC”), and FIRST CHARTER CORPORATION, a North Carolina corporation (“First Charter”).
W I T N E S S E T H:
     WHEREAS, the Boards of Directors of GBC and First Charter have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which GBC will, on the terms and subject to the conditions set forth in this Agreement, merge with and into First Charter (the “Merger”), so that First Charter is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);
     WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and
     WHEREAS, as an inducement and condition to the entrance of First Charter into this Agreement, each of the Directors and Executive Officers of GBC has agreed to enter into a Voting Agreement in the form set forth in Exhibit A (the “Voting Agreement”) pursuant to which they have agreed to vote in favor of the Merger;
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger.
     (a) Subject to the terms and conditions of this Agreement, in accordance with the North Carolina Business Corporation Act (the “NCBCA”) and the Georgia Business Corporation Code (the “GBCC”), at the Effective Time GBC shall merge with and into First Charter. First Charter shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of North Carolina. As of the Effective Time, the separate corporate existence of GBC shall cease.
     (b) First Charter may at any time change the method of effecting the combination (including by providing for the merger of GBC and a wholly owned subsidiary of First Charter)

if and to the extent requested by First Charter and consented to by GBC (such consent not to be unreasonably withheld or delayed); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of GBC’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.
     1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the State of North Carolina and the Secretary of State of the State of Georgia on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.
     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 55-11-06 of the NCBCA and Section 14-2-1106 of the GBCC.
     1.4 Conversion of GBC Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of First Charter, GBC or the holder of any of the following securities:
     (a) Each share of common stock, no par value per share, of First Charter (the “First Charter Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
     (b) All shares of common stock, par value $1.00 per share, of GBC issued and outstanding immediately prior to the Effective Time (the “GBC Common Stock”) that are owned by GBC or First Charter (other than shares of GBC Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of GBC Common Stock held, directly or indirectly, by GBC or First Charter in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of First Charter or other consideration shall be delivered in exchange therefor.
     (c) Subject to Section 1.4(e), each share of the GBC Common Stock, except for shares of GBC Common Stock owned by GBC or First Charter (other than Trust Account Common Shares and DPC Common Shares), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive at the election of the holder thereof as provided in Section 2.2 either, (i) 1.989 shares (the “Exchange Ratio”) of First Charter Common Stock (the “Stock Consideration”), (ii) an amount in cash equal to $47.74, without interest (the “Cash Consideration”) or (iii) a combination of the Cash Consideration and the Stock Consideration as provided in Section 2.2 (the “Cash/Stock Consideration”). The Cash Consideration, the Stock Consideration and the Cash/Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”
     (d) All of the shares of GBC Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of GBC Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of GBC Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.4(f), as well as any dividends to which holders of GBC Common Stock become entitled in accordance with Section 2.4(c).
     (e) If, between the date of this Agreement and the Effective Time, the outstanding shares of First Charter Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Stock Consideration.
     1.5 Stock Options. All options to purchase shares of GBC Common Stock (the “GBC Options”) under any of its option plans (collectively, the “GBC Stock Plans”) shall have been exercised for shares of GBC Common Stock or shall have been extinguished prior to the Closing, such that no GBC Options are outstanding at the Effective Time.
     1.6 Articles of Incorporation of First Charter. At the Effective Time, the First Charter Amended and Restated Articles of Incorporation (the “First Charter Articles”) shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
     1.7 Bylaws of First Charter. At the Effective Time, the bylaws of First Charter (the “First Charter Bylaws”) shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
     1.8 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
ARTICLE II
DELIVERY OF MERGER CONSIDERATION
     2.1 Exchange Agent. Prior to the Effective Time, First Charter shall appoint a bank or trust company, or First Charter’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.
     2.2 Election Procedures.
     (a) Holders of GBC Common Stock may elect to receive shares of First Charter Common Stock or cash (in either case without interest) in exchange for their shares of GBC Common Stock in accordance with the following procedures, provided that, in the aggregate and subject to the provisions of Section 2.4(f), 2,975,000 shares of First Charter Common Stock shall be issued as Stock Consideration in the Merger (the “Total Stock Issuance Number”) (unless adjusted pursuant to Section 8.1(g) (such revised number of shares is herein referred to as the

“Revised Total Stock Issuance Number”)). Shares of GBC Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of GBC Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of GBC Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of First Charter Common Stock that would be issuable giving effect to the aggregate Stock Elections that are made is referred to herein as the “Stock Election Number.”
     (b) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as GBC and First Charter shall mutually agree (“Election Form”), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such earlier date as GBC and First Charter shall mutually agree (the “Mailing Date”) to each holder of record of GBC Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.2, to (i) elect to receive the Cash Consideration for all of the shares of GBC Common Stock held by such holder (a “Cash Election”), in accordance with Section 1.4(c), (ii) elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 1.4(c) or as adjusted in accordance with Section 8.1(g) or as otherwise determined by the parties to this Agreement, (iii) elect to receive the Stock Consideration for a part of such holder’s GBC Common Stock and the Cash Consideration for the remaining part of such holder’s GBC Common Stock (a “Mixed Election”) or (iv) indicate that such record holder has no preference as to the receipt of cash or First Charter Common Stock for such shares (a “Non-Election”). A holder of record of shares of First Charter Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of GBC Common Stock held by such Representative for a particular beneficial owner. Any shares of GBC Common Stock with respect to which the holder thereof has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.
     (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Charlotte, North Carolina time, on the 25th day following the Mailing Date (or such other time and date as First Charter and GBC may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. First Charter shall use all reasonable efforts to make available as promptly as possible an Election Form to any holder of record of GBC Common Stock who requests such Election Form following the initial mailing of the Election Forms and prior to the Election Deadline. GBC shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of GBC Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a GBC shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of GBC Common Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. First Charter shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.
     (d) If the Stock Election Number would result in the Stock Consideration exceeding the Total Stock Issuance Number or the Revised Total Stock Issuance Number, as applicable, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) utilizing a percentage such that when all Stock Election Shares are converted the aggregate Stock Consideration issued in the Merger shall equal the Total Stock Issuance Number or the Revised Total Stock Issuance Number, as applicable, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.
     (e) If the Stock Election Number would result in the Stock Consideration being less than the Total Stock Issuance Number or the Revised Total Stock Issuance Number, as applicable (the amount by which the Total Stock Issuance Number or the Revised Total Stock Issuance Number, as applicable, exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner: (i) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) utilizing a percentage such that when all Non-Election Shares are converted the aggregated Stock Consideration issued in the Merger shall equal the Total Stock Issuance Number or the Revised Total Stock Issuance Number, as applicable, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or (ii) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) utilizing a percentage such that when all Cash Election Shares are converted the aggregate Stock Consideration issued in the Merger shall equal the Total Stock Issuance Number or the Revised

Total Stock Issuance Number, as applicable, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.
     2.3 Deposit of Merger Consideration. At or prior to the Effective Time, First Charter shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates representing the number of shares of First Charter Common Stock sufficient to deliver, and First Charter shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (b) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4(f)) (collectively, the “Exchange Fund”) and First Charter shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.
     2.4 Delivery of Merger Consideration.
     (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) that immediately prior to the Effective Time represented outstanding shares of GBC Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of First Charter Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of First Charter Common Stock to be issued or paid in consideration therefor in accordance with Section 2.4(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(c).
     (b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of GBC Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of First Charter Common Stock to be issued or paid in consideration therefor in respect of the shares of GBC Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of First Charter Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.
     (c) No dividends or other distributions with respect to First Charter Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of First Charter Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of First Charter Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of First Charter Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the First Charter Common Stock issuable with respect to such Certificate.
     (d) In the event of a transfer of ownership of a Certificate representing GBC Common Stock that is not registered in the stock transfer records of GBC, the proper amount of cash and/or shares of First Charter Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such GBC Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of First Charter that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, First Charter) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of fractional shares of First Charter Common Stock otherwise payable pursuant to this Agreement to any holder of GBC Common Stock such amounts as the Exchange Agent or First Charter, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or First Charter, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of GBC Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or First Charter, as the case may be.
     (e) After the Effective Time, there shall be no transfers on the stock transfer books of GBC of the shares of GBC Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of GBC Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of First Charter Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.
     (f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of First Charter Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to First Charter Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of First Charter. In lieu of the issuance of any such fractional share, First Charter shall pay to each former shareholder of GBC who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the closing price of a share of First Charter Common Stock on the Nasdaq National Market on the

date of the Effective Time (the “First Charter Closing Price”) by (ii) the fraction of a share (after taking into account all shares of GBC Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of First Charter Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.
     (g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of GBC as of the first anniversary of the Effective Time may be paid to First Charter. In such event, any former shareholders of GBC who have not theretofore complied with this Article II shall thereafter look only to First Charter with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the First Charter Common Stock deliverable in respect of each share of GBC Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of First Charter, GBC, the Exchange Agent or any other person shall be liable to any former holder of shares of GBC Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by First Charter or the Exchange Agent, the posting by such person of a bond in such amount as First Charter may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
     2.5 Dissenting Shareholders. Each holder of GBC Common Stock shall be entitled to exercise dissenters’ rights of appraisal in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC. Any holder of GBC Common Stock who perfects his dissenters’ rights in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC shall be entitled to receive the value of such GBC Common Stock in cash as determined pursuant to such provisions; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with Sections 14-2-1301 et seq. of the GBCC and surrendered to First Charter the certificate or certificates representing the shares of GBC Common Stock for which payment is being made. If after the Effective Time a dissenting shareholder of GBC fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of GBC Common Stock, First Charter shall issue and deliver the consideration to which such holder of GBC Common Stock is entitled under this Agreement (without interest) upon surrender by such holder of the certificate or certificates representing the shares of GBC Common Stock for which payment is being made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GBC
     Except as disclosed in the disclosure schedule (the “GBC Disclosure Schedule”) delivered by GBC to First Charter prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of GBC’s covenants contained herein, provided, however, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on GBC). No representation or warranty of GBC contained in this Article III (other than representations and warranties contained in Sections 3.3, 3.7, 3.11(b), 3.11(c) and 3.24 which shall be true in all respects and the representations and warranties contained in Section 3.2 and Section 3.6, which shall be deemed untrue and incorrect if not true and correct except to a de minimus extent) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances has had, or is reasonably likely to have, a Material Adverse Effect with respect to GBC. GBC hereby represents and warrants to First Charter as follows:
     3.1 Corporate Organization.
     (a) GBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. GBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
     (b) GBC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and the Georgia Bank Holding Company Act. True, complete and correct copies of the Articles of Incorporation of GBC, as amended (the “GBC Articles”), and the Bylaws of GBC (the “GBC Bylaws”), as in effect as of the date of this Agreement, have previously been made available to First Charter. Gwinnett Banking Company (“Gwinnett Bank”) is incorporated under the laws of the State of Georgia and is subject to examination by the Georgia Department of Banking and Finance (the “GDBF”)
     (c) Each of GBC’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each GBC Subsidiary, copies of which have previously been made available to First Charter, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “GBC Subsidiary” and “First

     Charter Subsidiary” shall mean any direct or indirect Subsidiary of GBC or First Charter, respectively.
     (d) The deposit accounts of Gwinnett Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.
     (e) The minute books of GBC and each of its Subsidiaries previously made available to First Charter contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2003 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).
     3.2 Capitalization.
     (a) The authorized capital stock of GBC consists of 3,000,000 shares of GBC Common Stock, of which, as of June 1, 2006 (the “GBC Capitalization Date”), 2,096,633 shares were issued and outstanding. As of the GBC Capitalization Date, no shares of GBC Common Stock were reserved for issuance except for 428,000 shares of GBC Common Stock reserved for issuance in connection with stock options under the GBC Stock Plans. As of the GBC Capitalization Date, GBC has outstanding options to purchase 39,975 shares of GBC Common Stock. All of the issued and outstanding shares of GBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of GBC are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the GBC Stock Plans as set forth herein, GBC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of GBC Common Stock, Voting Debt or any other equity securities of GBC or any securities representing the right to purchase or otherwise receive any shares of GBC Common Stock, Voting Debt or other equity securities of GBC. As of the date of this Agreement, there are no contractual obligations of GBC or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of GBC or any equity security of GBC or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of GBC or its Subsidiaries or (ii) pursuant to which GBC or any of its Subsidiaries is or could be required to register shares of GBC capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). GBC has provided First Charter with a true, complete and correct list of the aggregate number of shares of GBC Common Stock issuable upon the exercise of each stock option granted under the GBC Stock Plans that was outstanding as of the GBC Capitalization Date and the exercise price for each such GBC stock option. Other than the GBC Options, no equity-based awards are outstanding as of the GBC Capitalization Date. Since January 1, 2006 through the date hereof, GBC has not (A) issued or repurchased any shares of GBC Common Stock, Voting Debt or other equity securities of GBC other than the issuance of shares of GBC Common Stock in connection with the exercise of stock options to purchase GBC Common Stock granted under the GBC Stock Plans that were outstanding on January 1, 2006 or

(B) issued or awarded any options, restricted shares or any other equity-based awards under any of the GBC Stock Plans.
     (b) Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of GBC are owned by GBC, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such GBC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     3.3 Authority; No Violation.
     (a) GBC has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously approved by the Board of Directors of GBC (the “GBC Board”). The GBC Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of GBC and its shareholders and has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to GBC’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of GBC Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of GBC are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by GBC and (assuming due authorization, execution and delivery by First Charter) constitute the valid and binding obligation of GBC, enforceable against GBC in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).
     (b) Neither the execution and delivery of this Agreement by GBC nor the consummation by GBC of the transactions contemplated hereby or thereby, nor compliance by GBC with any of the terms or provisions of this Agreement, will (i) violate any provision of the GBC Charter or the GBC Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to GBC, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, affinity or other partnership or joint marketing agreement, agreement, bylaw or other agreement or other instrument or obligation to which GBC or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.
     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with the FDIC, the GDBF and any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of GBC’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(e), (iv) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and with the Secretary of State of the State of Georgia pursuant to the GBCC, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of the Nasdaq National Market, or that are required under consumer finance, mortgage banking and other similar laws, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Charter Common Stock pursuant to this Agreement and approval of listing of such First Charter Common Stock with the Nasdaq National Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by GBC of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by GBC of this Agreement.
     3.5 Reports; Regulatory Matters.
     (a) GBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the GDBF, (iv) any state insurance commission or other state regulatory authority and (v) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or

Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of GBC and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of GBC, investigation into the business, disclosures or operations of GBC or any of its Subsidiaries. Since January 1, 2003, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of GBC, investigation into the business, disclosures or operations of GBC or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of GBC or any of its Subsidiaries. Since January 1, 2003, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of GBC or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in GBC’s ordinary course of business).
     (b) Neither GBC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2003 a recipient of any supervisory letter from, or since January 1, 2003 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business (or, as applicable, its operations as a financial subsidiary of a national bank under the Gramm-Leach-Bliley Act of 1999), other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, a “GBC Regulatory Agreement”), nor has GBC or any of its Subsidiaries been advised since January 1, 2003 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such GBC Regulatory Agreement. To the knowledge of GBC there has not been any event or occurrence since January 1, 2003 that would result in a determination that Gwinnett Bank is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.
     (c) GBC has previously made available to First Charter an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by GBC since January 1, 2003 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date of this Agreement (the “GBC SEC Reports”) and (ii) communication mailed by GBC to its shareholders since January 1, 2003 and prior to the date of this Agreement. No such GBC SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all GBC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of GBC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

     3.6 Financial Statements.
     (a) The financial statements of GBC and its Subsidiaries included (or incorporated by reference) in the GBC SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of GBC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders equity and consolidated financial position of GBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of GBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Mauldin & Jenkins, LLC has served as independent registered public accountants for GBC for all periods covered in the GBC SEC Reports; such firm has not resigned or been dismissed as independent public accountants of GBC as a result of or in connection with any disagreements with GBC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
     (b) Neither GBC nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of GBC included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2006 or in connection with this Agreement and the transactions contemplated hereby.
     (c) The records, systems, controls, data and information of GBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of GBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c). GBC has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act).
     (d) Since December 31, 2005, (i) through the date hereof, neither GBC nor any of its Subsidiaries nor, to the knowledge of the officers of GBC, any director, officer, employee, auditor, accountant or representative of GBC or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GBC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GBC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing GBC or any of its Subsidiaries, whether or not employed by GBC or any of its

Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by GBC or any of its officers, directors, employees or agents to the GBC Board or any committee thereof or to any director or officer of GBC.
     3.7 Broker’s Fees. Neither GBC nor any GBC Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the GBC Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to First Charter. The only brokers or finders entitled to any payment from GBC or any GBC Subsidiary in connection with the Merger and related transactions are Sandler O’Neill & Partners, L.P. and Burke Capital Group, L.L.C. and in the aggregate amounts set forth on Section 3.7 of the GBC Disclosure Schedule.
     3.8 Absence of Certain Changes or Events.
     (a) Since December 31, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on GBC. As used in this Agreement, the term “Material Adverse Effect” means, with respect to First Charter, GBC or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally except to the extent that such changes in general economic or market conditions have a materially disproportionate adverse effect on such party or (D) consummation or public disclosure of this Agreement or the transactions contemplated hereby), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.
     (b) Since December 31, 2005 through and including the date of this Agreement, GBC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
     (c) Except as set forth on Section 3.9 of the GBC Disclosure Schedule, since December 31, 2005, neither GBC nor any of its Subsidiaries has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2005, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the GBC Disclosure Schedule, as in effect as of the date hereof ), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of GBC Common Stock, any restricted shares of GBC Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the GBC Stock Plans, (iii) changed any accounting methods, principles or practices of GBC or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.
     3.9 Legal Proceedings.
     (a) Except as disclosed on Section 3.9 of the GBC Disclosure Schedule and for routine loan collection or foreclosure actions initiated by Gwinnett Bank in the ordinary course of its business, neither GBC nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of GBC’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against GBC or any of its Subsidiaries. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9 of the GBC Disclosure Schedule would reasonably be expected to have a Material Adverse Effect on GBC.
     (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon GBC, any of its Subsidiaries or the assets of GBC or any of its Subsidiaries.
     3.10 Taxes and Tax Returns.
     (a) Each of GBC and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. The federal income Tax returns of GBC and its Subsidiaries have never been examined by the Internal Revenue Service (the “IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon GBC or any of its Subsidiaries for which GBC does not have reserves that are adequate under GAAP. Neither GBC nor any of its Subsidiaries is a party to or is bound by any extension, waiver of statute of limitations, consent, Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GBC and its Subsidiaries). Within the past five years, neither GBC nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither GBC nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by GBC or any of its Subsidiaries. Neither GBC nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
     (b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).
     (c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes GBC or any of its Subsidiaries.
     3.11 Employee Matters.
     (a) Section 3.11 of the GBC Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of GBC or any of its Subsidiaries entered into, maintained or contributed to by GBC or any of its Subsidiaries or to which GBC or any of its Subsidiaries is, or within the past six years has been, obligated to contribute (such plans, programs, agreements and commitments, herein referred to as the “GBC Benefit Plans”).
     (b) With respect to each GBC Benefit Plan, GBC has made available to First Charter true, complete and correct copies of the following (as applicable): (i) the written document evidencing such GBC Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the three most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements; (vii) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such GBC Benefit Plan; (viii) all amendments, modifications or supplements to any such document; and (ix) a list of each person who has options to purchase GBC Common Stock or has units outstanding under the GBC Director Deferred Stock Unit Plan, noting for each person the number of options or Deferred Fee Units available and the strike price associated therewith. Section 3.11(b) of the GBC Disclosure Schedule sets forth the accrued liability for the GBC Director Deferred Stock Unit Plan and any other GBC phantom-stock Benefit Plans.

     (c) GBC and each of its Subsidiaries have operated and administered each GBC Benefit Plan in substantial compliance with all applicable laws and the terms of each such plan. Each GBC Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of GBC, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such GBC Benefit Plan. Each GBC Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan the GBC Benefit Schedule contains (i) the accrued liability for such plan, (ii) a list of assets which are maintained or used to informally fund such plan, (iii) an analysis of the emerging liabilities of the SERPs and (iv) an analysis of the cash surrender value of the split dollar insurance policies held pursuant to the SERPs. Any trust agreement supporting such plan has been provided under Section 3.11(b)(vi) of this Agreement. There are no pending or, to the knowledge of GBC, threatened or anticipated claims by, on behalf of or against any of the GBC Benefit Plans or any assets thereof (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any GBC Benefit Plan have been made on or before their due dates under applicable law and the terms of such GBC Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any GBC Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of GBC included in the Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since March 31, 2006.
     (d) No GBC Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively. Neither GBC nor any of its Subsidiaries has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the GBC Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to GBC or any of its Subsidiaries.
     (e) Except as disclosed on Section 3.11(e) of the GBC Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of GBC or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

     (f) No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any GBC Benefit Plan or with respect to GBC.
     (g) No payment made or to be made in respect of any employee or former employee of GBC or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.
     (h) Neither GBC nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of GBC or any of its Subsidiaries. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of GBC, threatened and neither GBC nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither GBC nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of GBC and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.
     (i) Section 3.11 of the GBC Disclosure Schedule sets forth a true, complete and correct list of employment agreements with each of GBC’s key executives, copies of which have been delivered to First Charter. In addition, Section 3.11 of the GBC Disclosure Schedule contains a list of the GBC Executives that have entered into retention agreements (the “Executed Retention Agreements”), copies of which have been delivered to First Charter, and a list of executives that will be required to enter into retention agreements (the “Proposed Retention Agreements” and together with the Executed Retention Agreements, the “Retention Agreements”) substantially upon the terms described in the disclosure schedule. Each of the employment agreements and Executed Retention Agreements is, and the Proposed Retention Agreements when executed will be, valid and binding and in full force and effect.
     (j) Except as disclosed in the GBC Disclosure Schedule (which shall contain the actuarial present value of all such benefits), neither GBC nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under Section 601 et seq. of ERISA and Section 4980B of the Code.
     3.12 Compliance with Applicable Law.
     (a) GBC, Gwinnett Bank and each of GBC’s other Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to GBC or any of its Subsidiaries. Other than as required by (and in conformity with) law, neither GBC nor any GBC Subsidiary acts as a fiduciary for any Person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
     (b) Since the enactment of the Sarbanes-Oxley Act, GBC has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Section 3.12(b) of the GBC Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of GBC who have outstanding loans from GBC or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
     3.13 Certain Contracts.
     (a) Except as disclosed on Section 3.13 of the GBC Disclosure Schedule, neither GBC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from First Charter, GBC, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of GBC or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the GBC SEC Reports filed prior to the date hereof, (iv) that materially restricts the conduct of any line of business by GBC or, to the knowledge of GBC, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement), or (vi) including any stock option plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. No such agreement will give any party to that agreement the right to terminate or renegotiate the terms of, that agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the GBC Disclosure Schedule, is referred to as an “GBC Contract,” and neither GBC nor any of its Subsidiaries knows of, or has received notice of, any violation of any GBC Contract by any of the other parties thereto.
     (b) (i) Each GBC Contract is valid and binding on GBC or its applicable Subsidiary and is in full force and effect, (ii) GBC and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each GBC Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of GBC or any of its Subsidiaries under any such GBC Contract.

     (c) Neither GBC nor any of its Subsidiaries is a party to any agreement prohibiting or restricting such entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other person.
     3.14 Risk Management Instruments.
     (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any GBC Stock Option.
     (b) A list of each Derivative Transaction involving more than $10,000 is identified on Section 3.14 of the GBC Disclosure Schedule. All Derivative Transactions, whether entered into for the account of GBC or any of its Subsidiaries or for the account of a customer of GBC or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by GBC and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of GBC or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. GBC and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to GBC’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
     3.15 Investment Securities and Commodities.
     (a) Each of GBC and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of GBC or its Subsidiaries. Such securities and commodities are valued on the books of GBC in accordance with GAAP in all material respects.
     (b) GBC and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which GBC believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, GBC has made available to First Charter in writing the material Policies, Practices and Procedures.
     3.16 Loan Portfolio.
     (a) Section 3.16(a) of the GBC Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of March 31, 2006, of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to GBC or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of March 31, 2006, of all “non-accrual” Loans. As of March 31, 2006, GBC and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.16(a) of the GBC Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by GBC as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“Criticized Assets”). Section 3.16(a) of the GBC Disclosure Schedule sets forth (A) a summary of Criticized Assets as of March 31, 2006, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (B) each asset of GBC or any of its Subsidiaries that, as of March 31, 2006, is classified as “Other Real Estate Owned” and the book value thereof.
     (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by GBC or its Subsidiaries, and all such Loans purchased by GBC or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and GBC or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.
     3.17 Property. GBC or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such GBC SEC Reports as being owned by GBC or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such GBC SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to GBC’s knowledge, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of GBC, threatened condemnation proceedings against the Real Property. GBC and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.
     GBC currently maintains insurance on all its property, including the Real Property in amounts, scope and coverage reasonably necessary for its operations. GBC has not received any notice of termination, nonrenewal or premium adjustment for such policies.
     3.18 Intellectual Property. GBC and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by GBC and its Subsidiaries does not, to the knowledge of GBC, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which GBC or any Subsidiary acquired the right to use any Intellectual Property. To GBC’s knowledge, no person is challenging, infringing on or otherwise violating any right of GBC or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to GBC or its Subsidiaries. Neither GBC nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by GBC and its Subsidiaries and, to GBC’s knowledge, no Intellectual Property owned and/or licensed by GBC or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. Except as disclosed on Section 3.18 of the GBC Disclosure Schedule, consummation of the Merger will not give any party to any license, software agreement or lease or similar arrangement the right to terminate or renegotiate such agreement. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

     3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of GBC or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to GBC’s knowledge, threatened against GBC or any of its Subsidiaries. There is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of GBC or any of its Subsidiaries. Neither GBC nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.
     3.20 Leases. Section 3.20 of the GBC Disclosure Schedule sets forth a list and summary of terms of each personal and real property lease involving annual payments in excess of $50,000 to which GBC or any Subsidiary is a party. Each of these agreements is in full force and effect. Copies of each of these leases has been made available to First Charter.
     3.21 Securitizations. Except as provided on Section 3.21 of the GBC Disclosure Schedule, GBC is not a party to any agreement securitizing any of its assets.
     3.22 State Takeover Laws. The GBC Board has unanimously approved this Agreement and the transactions contemplated hereby and thereby as required to render inapplicable to such agreements and transactions Section 14-2-1111 of the GBCC and, to the knowledge of GBC, (a) any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”) or (b) the GBC Articles, GBC Bylaws or any other agreement to which GBC is a party.
     3.23 Reorganization; Approvals. As of the date of this Agreement, GBC (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
     3.24 Opinion. Prior to the execution of this Agreement, the GBC Board has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of GBC from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
     3.25 GBC Information. The information relating to GBC and its Subsidiaries that is provided by GBC or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to GBC and other portions within the reasonable control of GBC will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRST CHARTER
     Except as disclosed in the disclosure schedule (the “First Charter Disclosure Schedule”) delivered by First Charter to GBC prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of First Charter’s covenants contained herein, provided, however, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on First Charter). No representation or warranty of First Charter contained in this Article IV (other than representations and warranties contained in Section 4.3 and Section 4.13 which shall be true in all respects and the representations and warranties contained in Section 4.2 and Section 4.6, which shall be deemed untrue and incorrect if not true and correct except to a de minimus extent) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances has had, or is reasonably likely to have, a Material Adverse Effect with respect to First Charter. First Charter hereby represents and warrants to GBC as follows:
     4.1 Corporate Organization.
     (a) First Charter is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. First Charter has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
     (b) First Charter is duly registered as a bank holding company under the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the First Charter Articles and First Charter Bylaws, as in effect as of the date of this Agreement, have previously been made available to GBC.
     (c) First Charter Bank and each other First Charter Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.
     4.2 Capitalization.
     (a) The authorized capital stock of First Charter consists of 100,000,000 shares of First Charter Common Stock, of which, as of April 30, 2006 (the “First Charter Capitalization Date”), 31,015,764 shares were issued and outstanding, and 2,000,000 shares of preferred stock, no par value (the “First Charter Preferred Stock”), of which, as of the First Charter Capitalization Date, no shares were issued and outstanding. As of the First Charter Capitalization Date, no shares of First Charter Common Stock or First Charter Preferred Stock were reserved for issuance, except for (i) 4,507,901 shares of First Charter Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of First Charter or a Subsidiary of First Charter in effect as of the date of this Agreement (the “First Charter Stock Plans”) and (ii) shares of junior participating preferred stock and common stock pursuant to the Stockholder Protection Rights Agreement dated July 19, 2000. All of the issued and outstanding shares of First Charter Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of First Charter is issued or outstanding. As of the First Charter Capitalization Date, except pursuant to this Agreement, the First Charter Stock Plans and stock repurchase plans entered into by First Charter from time to time, First Charter does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of First Charter Common Stock, First Charter Preferred Stock, Voting Debt of First Charter or any other equity securities of First Charter or any securities representing the right to purchase or otherwise receive any shares of First Charter Common Stock, First Charter Preferred Stock, Voting Debt of First Charter or other equity securities of First Charter. The shares of First Charter Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
     (b) Except for director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of First Charter are owned by First Charter, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such First Charter Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     4.3 Authority; No Violation.
     (a) First Charter has, or will receive, requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of First Charter (by the unanimous vote of all directors present) and no other corporate proceedings on the part of First Charter are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by First Charter and (assuming due authorization, execution and delivery by GBC) constitute the valid and binding obligations of First Charter, enforceable against First Charter in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).
     (b) Neither the execution and delivery of this Agreement by First Charter, nor the consummation by First Charter of the transactions contemplated hereby or thereby, nor compliance by First Charter with any of the terms or provisions of this Agreement, will (i) violate any provision of the First Charter Articles or the First Charter Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to First Charter, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Charter or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Charter or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound. Neither First Charter nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that, to the knowledge of First Charter, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business currently conducted by GBC or its Subsidiaries.
     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(e), (iv) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the filing of the Articles of Merger with the Secretary of State of the State of Georgia pursuant to the GBCC, (v) and the rules of the Nasdaq National Market, or that are required under consumer finance, mortgage banking and other similar laws, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Charter Common Stock pursuant to this Agreement and approval of listing of such First Charter Common Stock with the Nasdaq National Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by First Charter of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by First Charter of this Agreement.
     4.5 Reports; Regulatory Matters. Except as disclosed in Section 4.5 of the First Charter Disclosure Schedule:
     (a) First Charter and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of First Charter and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of First Charter, investigation into the business, disclosures or operations of First Charter or any of its Subsidiaries. Since January 1, 2003, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of First Charter, investigation into the business, disclosures or operations of First Charter or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of First Charter or any of its Subsidiaries. Since January 1, 2003, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of First Charter or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in First Charter’s ordinary course of business).
     (b) Except as described in First Charter SEC Reports, neither First Charter nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2003 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries (each, a “First Charter Regulatory Agreement”), nor has First Charter or any of its Subsidiaries been advised since January 1, 2003 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such First Charter Regulatory Agreement.

     (c) First Charter has previously made available to GBC an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by First Charter pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “First Charter SEC Reports”) and (ii) communication mailed by First Charter to its shareholders since January 1, 2003 and prior to the date of this Agreement. No such First Charter SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all First Charter SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of First Charter has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.
     4.6 Financial Statements.
     (a) The financial statements of First Charter and its Subsidiaries included (or incorporated by reference) in the First Charter SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of First Charter and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of First Charter and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of First Charter and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG has served as independent registered public accountant for First Charter for all periods covered in the First Charter SEC Reports; such firm has not resigned or been dismissed as independent public accountants of First Charter as a result of or in connection with any disagreements with First Charter on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
     (b) Neither First Charter nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of First Charter included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2006 or in connection with this Agreement and the transactions contemplated hereby.

     (c) The records, systems, controls, data and information of First Charter and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Charter or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c). First Charter has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act).
     (d) Since December 31, 2005, (i) through the date hereof, neither First Charter nor any of its Subsidiaries nor, to the knowledge of the officers of First Charter, any director, officer, employee, auditor, accountant or representative of First Charter or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Charter or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Charter or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Charter or any of its Subsidiaries, whether or not employed by First Charter or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First Charter or any of its officers, directors, employees or agents to the Board of Directors of First Charter or any committee thereof or to any director or officer of First Charter.
     4.7 Broker’s Fees. Neither First Charter nor any First Charter Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the First Charter Disclosure Schedule.
     4.8 Absence of Certain Changes or Events.
     (a) Since December 31, 2005, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on First Charter.
     (b) Since December 31, 2005 through and including the date of this Agreement, First Charter and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
     4.9 Legal Proceedings.
     (a) Except as provided in the financial statements of First Charter or in Section 4.9 of the First Charter Disclosure Schedule, none of First Charter or any of its Subsidiaries is a party to any, and there are no material pending or, to the best of First Charter’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Charter or any of its Subsidiaries.

     (b) There is no injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon First Charter, any of its Subsidiaries or the assets of First Charter or any of its Subsidiaries.
     4.10 Taxes and Tax Returns. Except as provided in the financial statements of First Charter or in Section 4.10 of the First Charter Disclosure Schedule, each of First Charter and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon First Charter or any of its Subsidiaries for which First Charter does not have reserves that are adequate under GAAP.
     4.11 Compliance with Applicable Law.
     (a) First Charter and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to First Charter or any of its Subsidiaries.
     (b) Since the enactment of the Sarbanes-Oxley Act, First Charter has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market.
     4.12 Reorganization; Approvals. As of the date of this Agreement, First Charter (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
     4.13 Aggregate Cash Consideration. First Charter has, or will have, available to it sufficient funds to deliver the aggregate Cash Consideration.
     4.14 First Charter Information. The information relating to First Charter and its Subsidiaries that is provided by First Charter or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to First

Charter and other portions within the reasonable control of First Charter will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of First Charter, during the period from the date of this Agreement to the Effective Time, GBC shall, and shall cause each GBC Subsidiary, to:
     (a) conduct its business in the ordinary course in all material respects;
     (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees;
     (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either GBC or First Charter to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.
     (d) enter into loan and deposit transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower or depositor, as the case may be, from competitive sources in arm’s-length transactions in the ordinary course of business and consistent with sound banking practices and policies and applicable law, and GBC shall obtain the prior consent of First Charter, which consent shall not be unreasonably withheld or delayed, for all new extensions of credit or lending relationships in excess of $2,500,000 to any person;
     (e) consistent with past practice, maintain an allowance for loan and lease losses that is adequate in all material respects under applicable law and the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);
     (f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date of this Agreement and pay all premiums on such policies when due;
     (g) not buy or sell any security held, or intended to be held, for investment other than securities issued by the United States or any agency thereof with maturities of less than two (2) years, but such restriction shall not affect the buying and selling by GBC Bank of Federal Funds or the reinvestment of dividends paid on any securities owned by GBC Bank as of the date of this Agreement;
     (h) file in a timely manner all required filings with all Regulatory Agencies and cause such filings to be true and correct in all material aspects; and
     (i) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with applicable laws.
     5.2 GBC Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the GBC Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, GBC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of First Charter:
     (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements fully secured by U.S. government or agency securities);
     (b) (i) adjust, split, combine or reclassify any of its capital stock;
     (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any             shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of GBC to GBC or to any of its wholly-owned Subsidiaries, and (B) the acceptance of shares of GBC Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of stock options (or settlement of other equity-based awards in respect of) GBC Common Stock granted under a GBC Stock Plan, in each case in accordance with past practice and the terms of the applicable GBC Stock Plan and related award agreements);
     (iii) grant any stock options, restricted shares or other equity-based award with respect to shares of GBC Common Stock under any of the GBC Stock Plans, the GBC Director Deferred Stock Unit Plan, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
     (iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a GBC Stock Plan that are outstanding as of the date of this Agreement.
     (c) except as required by applicable law or the terms of any GBC Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not officers or directors of GBC, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation or incentive compensation opportunities of any employee of GBC or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of GBC or any of its Subsidiaries or (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any GBC Benefit Plan;
     (d) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;
     (e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;
     (f) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;
     (g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
     (h) amend the GBC Articles or GBC Bylaws, or otherwise take any action to exempt any person (other than First Charter or its Subsidiaries) or any action taken by any person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
     (i) other than in prior consultation with First Charter, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
     (j) commence or settle any material claim, action or proceeding;
     (k) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;
     (l) implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

     (m) file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting, make or change any material Tax election, or settle or compromise any material Tax liability;
     (n) incur any single expense in excess of $200,000;
     (o) modify, amend or otherwise change the terms of the employment agreements and Retention Agreements referenced in Section 3.11(i); or
     (p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.
     5.3 First Charter Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of GBC, during the period from the date of this Agreement to the Effective Time, First Charter shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the First Charter Articles or the First Charter Bylaws in a manner that would adversely effect GBC, the shareholders of GBC or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3; (f) declare, set aside, make or pay any extraordinary special dividends on First Charter Common Stock or make any other extraordinary or special distributions in respect of any of its capital stock; or (g) enter into any agreement to acquire all or substantially all of the capital stock or assets of any other person or business unless such transaction would not be expected to delay completion of the Merger beyond the date specified in Section 8.1(c) hereto, or materially impair the prospects of completing the Merger pursuant to this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Regulatory Matters.
     (a) First Charter and GBC shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of First Charter and GBC shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and GBC shall thereafter mail or deliver the Proxy Statement to its shareholders. First Charter shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and GBC shall furnish all information concerning GBC and the holders of GBC Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. GBC and First Charter shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to GBC or First Charter, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require First Charter to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to GBC) on either First Charter or GBC (a “Materially Burdensome Regulatory Condition”).
     (c) Each of First Charter and GBC shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of First Charter, GBC or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
     (d) Each of First Charter and GBC shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any First Charter Requisite Regulatory Approval or GBC Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.
     6.2 Access to Information; Confidentiality.
     (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of GBC and First Charter shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by GBC, information concerning First Charter that is reasonably related to the prospective value of First Charter Common Stock or to First Charter’s ability to consummate the transactions contemplated hereby). Neither GBC nor First Charter, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. GBC shall provide First Charter with monthly financial statements as requested by First Charter.
     (b) Each party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other party (other than disclosure to that party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (a) such information is already known to the receiving party or its agents and representatives, (b) such information is subsequently disclosed to the receiving party or its agents and representatives by a third party that, to the knowledge of the receiving party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving party, (d) the receiving party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving party shall advise the other party before making the disclosure) or (e) the receiving party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving party shall advise the other party before making the disclosure).
     All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreements entered into between each of the Parties and Burke Capital dated April 3, 2006 and May 23, 2006 (collectively, the “Confidentiality Agreement”).
     (c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
     6.3 Shareholder Approval. GBC shall call a meeting of its shareholders (the “GBC Shareholder Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The GBC Board shall use its reasonable best efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. GBC shall submit this Agreement to its shareholders at the shareholder meeting even if the GBC Board shall have withdrawn, modified or qualified its recommendation. The GBC Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to GBC’s shareholders for their consideration.
     6.4 Affiliates. GBC shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of GBC to deliver to First Charter, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the GBC shareholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit B.
     6.5 Nasdaq Listing. First Charter shall cause the shares of First Charter Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.
     6.6 Employee Matters.
     (a) After the Closing Date, First Charter shall not maintain any GBC Benefit Plan that is an “employee pension benefit plan” in Section 3(2)(A) of ERISA and which is qualified under Code Section 401(a), and any such plan may be terminated or merged into similar plans maintained by First Charter. For the one-year period following the Effective Time, First Charter shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by GBC or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage provided to such Covered Employees and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the GBC Benefit Plans as in effect immediately prior to the Effective Time; provided that nothing herein shall limit the right of First Charter or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require First Charter or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination. Except where such benefit is duplicated by substantially similar benefits provided by First Charter to its employees immediately prior to the Closing Date, First Charter or any of its Subsidiaries shall continue to provide any fringe benefits described on Section 3.11 of the GBC Disclosure Schedule to the respective Covered Employee for a period of one year after Closing.
     (b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by First Charter or any of its Subsidiaries, other than GBC or its Subsidiaries, First Charter shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with GBC or its Subsidiaries for purposes of eligibility and vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of First Charter or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable GBC Benefit Plan in which such Covered Employee was a participant immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the

Gwinnett Banking Company 401(k) Employee Stock Ownership Plan immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits with respect to the Covered Employee, and (ii) with respect to any health, dental or vision plan of First Charter or any of its Subsidiaries (other than GBC and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such First Charter or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the GBC Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of First Charter or any of its Subsidiaries. In addition, each employee of GBC that is retained by First Charter as of the Effective Time shall receive a one-time $3,000 payment to offset the difference in costs associated with the transition to First Charter’s health plan.
     (c) First Charter agrees to honor all unpaid liabilities accrued under all employment agreements, consulting agreements, severance agreements and deferred compensation agreements that GBC or its Subsidiaries have with their current and former employees and directors and which have been disclosed to First Charter on the GBC Disclosure Schedule, including any Executive Supplemental Retirement Agreement, as amended June 1, 2006 and Life Insurance Endorsement Method Split Dollar Plan Agreement, except all as may be amended, superceded or replaced pursuant to the employment or retention agreements referenced in Section 7.2(e). GBC expressly assigns any and all of its rights under such agreements to First Charter.
     6.7 Indemnification; Directors’ and Officers’ Insurance.
     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of GBC or any of its Subsidiaries or who is or was serving at the request of GBC or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of GBC or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their reasonable best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.7 of the GBC Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of First Charter pursuant to Section 6.8 hereof, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.
     (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of GBC or any Subsidiary of GBC, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of First Charter pursuant to Section 6.8 hereof.
     (c) First Charter shall cause the individuals serving as officers and directors of GBC or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by GBC (provided that First Charter may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall First Charter be required to expend annually in the aggregate an amount in excess of 125% of the annual premiums currently paid by GBC (which current amount is set forth on Section 6.7 of the GBC Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if First Charter is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, First Charter shall obtain as much comparable insurance as is available for the Insurance Amount.
     (d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of First Charter, on the one hand, and a Subsidiary of GBC, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at First Charter’s sole expense, take all such necessary action as may be reasonably requested by First Charter.
     6.9 Advice of Changes. Each of First Charter and GBC shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.
     6.10 No Solicitation.
     (a) None of GBC, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of GBC or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving GBC or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the GBC Board and its investment bankers shall be permitted, prior to the meeting of GBC shareholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.10 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to GBC than, those contained in the Confidentiality Agreement, to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by GBC, if and only to the extent that and so long as the GBC Board reasonably determines in good faith (after consultation with outside legal counsel and financial advisors) that failure to do so would cause it to violate its fiduciary duties.
     As used in this Agreement, “Alternative Transaction” means any of (w) a transaction pursuant to which any person (or group of persons) (other than First Charter or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of GBC Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from GBC or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving GBC (other than the Merger), (y) any transaction pursuant to which any person (or group of persons) (other than First Charter or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of GBC and securities of the entity surviving any merger or business combination including any of GBC’s Subsidiaries) of GBC, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of GBC and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (z) any other consolidation, business combination, recapitalization or similar transaction involving GBC or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of GBC immediately prior to such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of GBC Common Stock immediately prior to the consummation thereof.
     (b) GBC shall notify First Charter promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to GBC or any of its Subsidiaries or for access to the properties, books or records of GBC or any Subsidiary by any person that informs the GBC Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to First Charter shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of GBC or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. GBC shall keep First Charter fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. GBC shall also promptly, and in any event within 24 hours, notify First Charter, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(a).
     (c) GBC and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than First Charter) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than First Charter who have been furnished confidential information regarding GBC in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. GBC agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which GBC or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal. Neither GBC nor the GBC Board shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction Section 14-2-1111 of the GBCC and any similar Takeover Statutes.
     (d) GBC shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of GBC or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of GBC or its Subsidiaries, at the direction or with the consent of GBC or its Subsidiaries, shall be deemed to be a breach of this Section 6.10 by GBC.
     (e) Nothing contained in this Section 6.10 shall prohibit GBC or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

     6.11 Directorship; Advisory Board. First Charter shall, prior to the Effective Time, take such actions as may be required to appoint an individual mutually agreed by GBC and First Charter to the Board of Directors of the Surviving Corporation as of the Effective Time, and, to the extent so required, shall increase the size of the First Charter Board of Directors to permit the foregoing. Each of the members of the GBC Board will be asked to serve on a First Charter local advisory board for the region formerly served by GBC.
     6.12 Restructuring Efforts. If GBC shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its shareholders) and to resubmit the transaction to GBC’s shareholders for approval, with the timing of such resubmission to be determined at the request of First Charter.
     6.13 Press Releases. Prior to the Effective Time, GBC and First Charter shall consult with each other as to the form and substance of any press release or other public disclosure material related to this Agreement; provided that nothing in this Agreement shall be deemed to prohibit either party from making any disclosure that it deems necessary to comply with provisions of law.
     6.14 Reasonable Best Efforts; Cooperation. Each of GBC and First Charter agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible.
     6.15 Main Office Property. At Closing, Gwinnett Bank shall acquire by limited warranty deed fee simple title to the real property commonly known as 165 Nash Street, Lawrenceville, Georgia (the “Main Office Property”), free and clear of any and all encumbrances whatsoever except for existing covenants, conditions and restrictions of public record that do not unreasonably interfere with Gwinnett Bank’s current occupancy and operation of the Main Office Property. The purchase price of the Main Office Property shall equal the fair market value of the Main Office Property as determined by the average of two complete commercial appraisals that conform to UFPAP standards completed by independent MAI certified commercial appraisers who shall be separately selected by GBC and First Charter. The purchase price shall also be subject to credits and prorations of taxes, utilities and rents, as applicable, that are generally considered reasonable, customary and standard in the Lawrenceville, Georgia area. If there is less than a 10% difference between the two appraisals, the purchase price shall be the average of the two. If there is more than a 10% difference between the two appraisals, GBC and First Charter shall together select a third qualified appraiser (i.e., an MAI certified commercial appraiser) within five (5) days to solely determine the purchase price. Within twenty (20) days after its appointment, the third appraiser shall reach and communicate to the parties in writing a decision as to the determination of the purchase price of the Main Office Property, which may not exceed the highest of the first two appraisals or be less than the lowest of the first two appraisals. The third appraiser’s decision shall be based on its estimate of the fair market value of the Main Office Property and shall be final, dispositive and binding upon the parties. GBC shall consult with First Charter during, and shall allow First Charter to participate in, the negotiation of the contract with the current owner of the Main Office Property for the purchase and sale thereof. Gwinnett Bank shall require that the seller of the Main Office Property must (a) deliver at the closing documents customarily used at a closing of a transaction of this nature and those required by Gwinnett Bank’s title insurance company and (b) provide in the purchase agreement representations, warranties and covenants customary in a transaction of this nature between unaffiliated parties. In no event shall GBC execute a contract for purchase and sale of the Main Office Property, or any amendment or addendum thereto, without First Charter’s prior approval (which approval shall not be unreasonably withheld or delayed) of the contract or any amendment or addendum thereto, as the case may be, and all terms and conditions set forth thereon. Nor shall GBC under any circumstances close the transaction to acquire the Main Office Property without First Charter’s prior approval (which approval shall not be unreasonably withheld or delayed) of the status of the title and physical condition of the Main Office Property as disclosed by standard due diligence including the review of: a current title commitment and endorsements thereof; a current survey; current reports of physical inspections of improvements; and an environmental assessment.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Shareholder Approval. The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of GBC Common Stock entitled to vote thereon.
     (b) Nasdaq Listing. The shares of First Charter Common Stock to be issued to the holders of GBC Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.
     (c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
     (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

     7.2 Conditions to Obligations of First Charter. The obligation of First Charter to effect the Merger is also subject to the satisfaction, or waiver by First Charter, at or prior to the Effective Time, of the following conditions:
     (a) Representations and Warranties. The representations and warranties of GBC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and First Charter shall have received a certificate signed on behalf of GBC by the Chief Executive Officer or the Chief Financial Officer of GBC to the foregoing effect.
     (b) Performance of Obligations of GBC. GBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and First Charter shall have received a certificate signed on behalf of GBC by the Chief Executive Officer or the Chief Financial Officer of GBC to such effect.
     (c) Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “First Charter Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
     (d) No Investigations or Litigation. There shall be no (i) investigation (formal or informal) by any Governmental Entity regarding or involving GBC, Gwinnett Bank or any aspect of GBC’s business or (ii) claim, litigation, arbitration or administrative proceeding brought by a third-party seeking any injunction, writ, order, ruling, judgment, decision or decree or similar legal or arbitral adjudication seeking to limit First Charter’s business activities as a result of the consummation of the Merger or any of the transactions contemplated by this Agreement that has not been settled on terms satisfactory to First Charter.
     (e) Employment and Retention Agreements. The employment agreement with Larry D. Key in the form of Exhibit C and the retention agreements with Katrina M. Winberg and Michael L. Couch in the form of Exhibit D and Exhibit E, as applicable, and the other nine retention agreements referenced in Section 3.11(i) of the GBC Disclosure Schedules shall be in full force and effect, and First Charter shall have received no notice of any intent to modify or terminate any of those agreements.
     (f) GBC Options. All GBC Options have been exercised or extinguished and no such GBC Options remain outstanding.
     (g) GBC 401(k) Plan. The Gwinnett Bank 401(k) Employee Stock Ownership Plan shall have been terminated as of or prior to the Effective Time.

     7.3 Conditions to Obligations of GBC. The obligation of GBC to effect the Merger is also subject to the satisfaction or waiver by GBC at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of First Charter set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and GBC shall have received a certificate signed on behalf of First Charter by the Chief Executive Officer or the Chief Financial Officer of First Charter to the foregoing effect.
     (b) Performance of Obligations of First Charter. First Charter shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and GBC shall have received a certificate signed on behalf of First Charter by the Chief Executive Officer or the Chief Financial Officer of First Charter to such effect.
     (c) Federal Tax Opinion. GBC shall have received the opinion of its counsel, Womble Carlyle Sandridge & Rice, PLLC, in form and substance reasonably satisfactory to GBC, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) except to the extent of any cash consideration received in the Merger and except with respect to cash received in lieu of fractional share interests in First Charter Common Stock, no gain or loss will be recognized by any of the holders of GBC Common Stock in the Merger. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of GBC and First Charter.
     (d) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “GBC Requisite Regulatory Approvals”).
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of GBC or First Charter:
     (a) Mutual Consent. By mutual consent of GBC and First Charter in a written instrument authorized by the boards of directors of GBC and First Charter;
     (b) No Regulatory Approval. By either GBC or First Charter, if any Governmental Entity that must grant a First Charter Requisite Regulatory Approval or a GBC Requisite

Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
     (c) Delay. By either GBC or First Charter, if the Merger shall not have been consummated on or before April 30, 2007 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
     (d) Material Breach of Representation, Warranty or Covenant. By either First Charter or GBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of GBC, in the case of a termination by First Charter, or First Charter, in the case of a termination by GBC, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
     (e) Failure to Recommend. By First Charter, if the GBC Board shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement, or (ii) in a manner adverse to First Charter, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the GBC Board of this Agreement and/or the Merger to GBC’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of GBC shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof; or
     (f) Breach of Certain Obligations. By either First Charter or GBC, if its Board of Directors determines in good faith by a majority vote that the other party has substantially engaged in bad faith in breach of its obligations under Section 6.13 of this Agreement;
     (g) Decrease in First Charter Average Share Price. By the GBC Board, upon written notice to First Charter on the business day immediately following the Determination Date, if both of the following conditions have been satisfied: (i) the Average Closing Price of First Charter Common Stock on the Determination Date is less than $20.35 (the “First Charter Floor Price”); and (ii)(A) the quotient obtained by dividing the Average Closing Price of First Charter Common Stock by the Initial Stock Value (the “First Charter Ratio”) is less than (B) the quotient obtained by dividing the Index Price as of the Determination Date by the Index Price on the Starting Date and then subtracting 0.15 from the quotient so obtained in this clause (B) (the “First Charter Index Ratio”). If written notice is not received by First Charter within the notice period required in this Section 8.1(g), then GBC’s right to terminate this Agreement under this Section 8.1(g) shall expire.

     If GBC elects to exercise its termination right pursuant to this Section 8.1(g), First Charter shall have the option, exercisable within five business days of receipt thereof, to increase the Total Stock Issuance Number to the Revised Total Stock Issuance Number. The Revised Total Stock Issuance Number shall equal the product of the Total Stock Issuance Number multiplied by the quotient of the lesser of (x) a number (rounded to three decimals) equal to a quotient, the numerator of which is the First Charter Floor Price multiplied by the Exchange Ratio and the denominator of which is the Average Closing Price of First Charter Common Stock, and (y) a number (rounded to three decimals) equal to a quotient, the numerator of which is the First Charter Index Ratio multiplied by the Exchange Ratio and the denominator of which is the First Charter Ratio within five business days after receipt of such notice, divided by the Exchange Ratio. If First Charter elects to exercise its option to increase the consideration in accordance with the terms of the previous sentence within the aforementioned five-business-day period, it shall give prompt written notice to GBC of such election and the Revised Total Stock Issuance Number, at which time the GBC Board shall have no further right to terminate this Agreement pursuant to this Section 8.1(g), and this Agreement shall remain in effect in accordance with its terms (except the Total Stock Issuance Number shall have been modified as provided in this Section 8.1(g), and any references in this Agreement to the “Total Stock Issuance Number” shall thereafter be deemed to refer to the Revised Total Stock Issuance Number).
     For purposes of this Section 8.1(g), the following terms have the meanings indicated below:
     “Average Closing Price” means the average of the daily last sale prices of First Charter Common Stock as reported on the Nasdaq National Market (excluding sale prices of First Charter Common Stock during extended-hours trading) for the 10 consecutive full trading days in which such shares are traded on the Nasdaq National Market at the close of trading on the Determination Date.
     “Determination Date” means six business days prior to the Closing Date.
     “Index Price” means the closing sales price of the Nasdaq Bank Index (Symbol: CBNK), as reported on the Nasdaq National Market on the applicable date.
     “Initial Stock Value” means $23.94.
     “Starting Date” means the last full day on which the Nasdaq National Market was open for trading before the execution of this Agreement.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.
     8.2 Effect of Termination. In the event of termination of this Agreement by either GBC or First Charter as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of GBC, First Charter, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.7 and 9.8 shall survive any termination of this Agreement and (ii) neither GBC nor First Charter shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
     8.3 Fees and Expenses.
     (a) Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by GBC and First Charter, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
     (b) GBC shall promptly pay to First Charter a termination fee in the amount of $3,570,000, plus all of the reasonable actual expenses incurred by First Charter in connection with the proposed transaction, in immediately available federal funds if:
     (i) (A) this Agreement is terminated by First Charter pursuant to Section 8.1(d), 8.1(e) or 8.1(f); and (B)(1) prior to such termination, an Alternative Transaction with respect to GBC was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal is received); and (2) within 12 months after such termination, GBC shall have entered into a definitive written agreement relating to an Alternative Transaction or any Alternative Transaction shall have been consummated; or
     (ii) after receiving an Alternative Proposal, GBC’s Board or Directors (the “GBC Board”) does not take action to convene the GBC Shareholders Meeting and/or recommend that GBC shareholders adopt this Agreement; and within 12 months after such receipt, GBC shall have entered into a definitive written agreement relating to an Alternative Transaction or any Alternative Transaction shall have been consummated; provided, however, that First Charter shall not be entitled to a termination fee pursuant to this Section 8.3(b) if:
     (A) this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or
     (B) GBC shall have terminated this Agreement pursuant to Section 8.1(d) or Section 8.1(g).
     (iii) Upon payment of the fee described in this Section 8.3(b), GBC shall have no further liability to First Charter at law or in equity with respect to such termination, or with respect to GBC Board’s failure to take action to convene the GBC Shareholders Meeting and/or recommend that GBC shareholders adopt this Agreement.
     (c) GBC acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, First Charter would not enter into this Agreement. Accordingly, if GBC fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, First Charter commences a suit that results in a judgment against GBC for the amount payable to First Charter pursuant to this Section 8.3, GBC shall pay to First Charter its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable Federal Funds rate.
     8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of GBC; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of GBC, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of GBC Common Stock, (b) alters or changes any term of the certificate of incorporation of the Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of GBC, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of First Charter, then First Charter may postpone the Closing until the first full week after the end of that fiscal quarter.
     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for

Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
     9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to GBC, to:

GBC Bancorp, Inc.
165 Nash Street
Lawrenceville, Georgia 30045
Attention: Larry D. Key
Facsimile: (770) 995-6017

with a copy to:

Womble Caryle Sandridge & Rice
104 South Main Street, Suite 700
Greenville, South Carolina 29601
Attention: Elizabeth O. Derrick
Facsimile: (864) 255-5489

and

(b)	if to First Charter, to:

First Charter Corporation
10200 David Taylor Drive
Charlotte, North Carolina 28262
Attention: Stephen J. Antal
Facsimile: (704) 688-2282

with a copy to:

Helms Mulliss & Wicker, PLLC
201 North Tryon Street, Suite 3000
Charlotte, North Carolina 28202
Attention: Richard W. Viola
Facsimile: (704) 343-2300
     9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The GBC Disclosure Schedule and the First Charter Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and executive officers.
     9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
     9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
     9.7 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles, except to the extent that the NCBCA or the GBCC applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charlotte, North Carolina. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     9.8 Publicity. As further provided in Section 6.13, neither GBC nor First Charter shall, and neither GBC nor First Charter shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of First Charter, in the case of a proposed announcement or statement by GBC, or GBC, in the case of a proposed announcement or statement by First Charter; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq National Market.
     9.9 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.
Remainder of Page Intentionally Left Blank

     IN WITNESS WHEREOF, GBC and First Charter have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GBC BANCORP, INC.
By:	/s/ Larry D. Key
	Name:	Larry D. Key
	Title:	President and Chief Executive Officer

FIRST CHARTER CORPORATION
By:	/s/ Robert E. James, Jr.
	Name:	Robert E. James, Jr.
	Title:	President and Chief Executive Officer

Exhibit A
VOTING AGREEMENT
dated as of
June 1, 2006
among
FIRST CHARTER CORPORATION
and
THE SHAREHOLDERS NAMED HEREIN

VOTING AGREEMENT
     VOTING AGREEMENT (this “Agreement”) dated as of June 1, 2006 among the parties set forth on Exhibit A (collectively, the “Shareholders”), and First Charter Corporation, a North Carolina corporation (“Buyer”).
     WHEREAS, each of the Shareholders is a shareholder of GBC Bancorp, Inc, a Georgia corporation (the “Company”); and
     WHEREAS, in order to induce Buyer to enter into that certain Merger Agreement of even date herewith (the “Merger Agreement”) between the Company and Buyer, Buyer has requested that each Shareholder, and each Shareholder has agreed to, enter into this Agreement.
     NOW, THEREFORE, the parties agree as follows:
ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT
     1.1 Voting Agreement. Each Shareholder hereby agrees that, at any meeting of the Shareholders of the Company, however called, and at any adjournment thereof, in any action by written consent of the Shareholders of the Company, or in any other circumstances upon which such Shareholder’s vote, consent or approval is sought, such Shareholder shall appear at such meeting or otherwise cause the shares of common stock of GBC Bancorp, Inc owned beneficially by such Shareholder (for each Shareholder, the “Shares”) to be counted as present for purposes of calculating a quorum, and each Shareholder shall execute and deliver to the Company written consents with respect to, or to vote its Shares: (a) in favor of the approval and adoption of the Merger Agreement (or any amended version thereof), the Merger and the other transactions contemplated thereby, (b) against any action or agreement that is or would be reasonably likely to result in any condition to the Company’s obligations or the Buyer’s obligations under the Merger Agreement not being fulfilled and (c) against any Alternative Proposal.
     1.2 Irrevocable Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to its Shares. Each Shareholder hereby grants a proxy appointing Buyer and each of its designees, and each of them individually, as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.1 as Buyer or its proxy or substitute shall, in Buyer’s sole discretion, deem proper with respect to its Shares. Each Shareholder hereby confirms that the proxy granted by such Shareholder pursuant to this Article 1 is, subject to the last sentence of this Section 1.2, irrevocable and is coupled with an interest, and is granted in consideration of Buyer entering into this Agreement and the Merger Agreement. If any Shareholder fails for any reason to consent or vote its Shares in accordance with the requirements of Section 1.1 above (or anticipatorily breaches such section), then Buyer shall have the right to consent or vote such Shareholder’s Shares in accordance with the provisions of Section 1.1. The proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
     Each Shareholder, severally as to such Shareholder only and not jointly, represents and warrants to Buyer that:
     2.1 Existence and Power. Such Shareholder is an individual and has full legal capacity, or is a corporation duly incorporated or a limited liability company or a limited partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction and has all corporate or partnership powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
     2.2 Authorization. The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated to be consummated by such Shareholder hereby are within such Shareholder’s legal capacity (if an individual), or corporate or limited partnership, as applicable, powers and have, to the extent applicable, been duly authorized by all necessary corporate or partnership, as applicable, action on the part of such Shareholder. This Agreement constitutes a valid and binding Agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) subject to general principles of equity.
     2.3 Noncontravention. The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (a) with respect to entities only, violate the certificate of incorporation or bylaws or limited partnership agreement, as applicable, of such Shareholder, (b) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (c) require any consent or other action by any party that has not been obtained or taken, or that will not have been obtained or taken when required to been obtained or taken, under any provision of any agreement or other instrument binding on such Shareholder.
     2.4 Ownership of Shares. Such Shareholder is the record owner of the number of Shares set forth opposite its name on Exhibit A hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such securities). Except as set forth herein, none of such Shareholder’s Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such securities. Except as set forth on Exhibit A, such Shareholder does not beneficially own any other capital stock or equity securities of the Company, including any securities convertible into or exercisable for such capital stock (collectively, including the Shares, the “Company Securities”).

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Shareholders:
     3.1 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
     3.2 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the Merger Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement and the Merger Agreement each constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) subject to general principles of equity.
     3.3 Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the Merger Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (a) violate the certificate of incorporation or bylaws of Buyer, (b) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (c) require any consent or other action by any party that has not been obtained or taken, or that will not have been obtained or taken when required to been obtained or taken, under any provision of any agreement or other instrument binding on Buyer.
ARTICLE 4
COVENANTS OF THE SHAREHOLDERS
     Each Shareholder hereby covenants and agrees that:
     4.1 No Proxies For or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Buyer (such consent not to be unreasonably withheld with respect to clause (b) only), directly or indirectly, (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of its Shares or (b) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment transfer, encumbrance or other disposition of (collectively, a “Transfer”), any of its Company Securities during the term of this Agreement. Any Transfer pursuant to which the transferee does not agree to be bound in writing by this Agreement as if a party hereto shall be null and void.

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     4.2 Appraisal Rights. Such Shareholder irrevocably waives and agrees not to exercise any rights (including, without limitation, under Sections 14-2-1301 et seq. of the GBCC) to demand appraisal of any of its Shares that may arise with respect to the Merger.
     4.3 Non-Interference. Such Shareholder agrees that before the termination of this Agreement, such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement.
     4.4 Additional Shares. Such Shareholder will promptly notify Buyer of any new Company Securities acquired directly or beneficially by such Shareholder, if any, after the date hereof and before the termination of this Agreement. Any such Company Securities shall automatically become subject to the terms of this Agreement.
ARTICLE 5
MISCELLANEOUS
     5.1 Amendments; Waivers; Termination. Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.
     5.2 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Shareholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Buyer. Any such assignment, delegation or transfer without such consent is null and void.
     5.3 Governing Law; Venue; Waiver of Jury Trial; Notice. This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina. The parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charlotte, North Carolina. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Any notice to Buyer shall be made as set forth in Section 9.3 of the Merger Agreement and any notice to any Shareholder shall be made to the address set forth opposite such Shareholder’s name on Exhibit A. Each party agrees that service of process on such party as provided in the foregoing sentence shall be deemed effective service of process on such party.

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     5.4 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by fax), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have signed the Agreement. No provision of this Agreement is intended to confer upon any party other than the parties hereto any rights or remedies hereunder.
     5.5 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     5.6 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.
     5.7 Interpretation. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     5.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
[Signature Pages Follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FIRST CHARTER CORPORATION

By:

Name: Robert E. James, Jr. Title: President and Chief Executive Officer

Larry D. Key

John T. Hopkins III

James B. Ballard

Jerry M. Boles

W. H. Britt

Richard F. Combs

W. Grant Hayes

Douglas A. Langley

Norris J. Nash

J. Joseph Powell

William S. Stanton, Jr.

Michael A. Roy

Exhibit A
Shares

Shareholder Name	Number of Common Shares	Address
Larry D. Key
John T. Hopkins III
James B. Ballard
Jerry M. Boles
W. H. Britt
Richard F. Combs
W. Grant Hayes
Douglas A. Langley
Norris J. Nash
J. Joseph Powell
William S. Stanton, Jr.
Michael A. Roy

Exhibit B
Form of Affiliate Letter
First Charter Corporation

Ladies and Gentlemen:
     I have been advised that as of the date hereof I may be deemed to be an “affiliate” of GBC Bancorp, Inc., a Georgia corporation (“GBC”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of June 1, 2006 (the “Merger Agreement”), by and between First Charter Corporation, a North Carolina corporation (“First Charter”), and GBC, GBC shall be merged with and into First Charter (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.
     I represent, warrant and covenant to First Charter that in the event I receive any First Charter Common Stock as a result of the Merger:
     (a) I shall not make any sale, transfer or other disposition of First Charter Common Stock in violation of the Act or the Rules and Regulations.
     (b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of First Charter Common Stock to the extent I believed necessary with my counsel or counsel for GBC.
     (c) I have been advised that the issuance of First Charter Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of GBC I may be deemed to have been an affiliate of GBC and the distribution by me of First Charter Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of First Charter Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to First Charter, such sale, transfer or other disposition is otherwise exempt from registration under the Act.
     (d) I understand that First Charter is under no obligation to register the sale, transfer or other disposition of First Charter Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
     (e) I also understand that stop transfer instructions will be given to First Charter’s transfer agents with respect to First Charter Common Stock and that there will be placed on the certificates for First Charter Common Stock issued to me, or any substitutions therefor, a legend stating in substance:
“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under that act or an exemption from such registration.”
     (f) I also understand that unless the transfer by me of my First Charter Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, First Charter reserves the right to put the following legend on the certificates issued to my transferee:
“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”
     It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to First Charter’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Time and the provisions of such Rule are then available to me; or (C) I shall have delivered to First Charter (1) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to First Charter, or other evidence reasonably satisfactory to First Charter, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (2) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.
     I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.
     It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.
     Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of GBC as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:

Name:

Accepted this ___ day of

, 2006

First Charter Corporation

By:

Name:
Title:

Exhibit C
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), contingent on the consummation of the Merger (as defined below) and effective as of the Closing Date (as defined below), is made and entered into by and between First Charter Corporation (“First Charter”), a North Carolina corporation with its principal place of business in Charlotte, North Carolina, for and on its own behalf and in the interests of the surviving corporation in the Merger, First Charter Bank, a North Carolina corporation, and Larry D. Key (“Executive”), an individual residing in Gwinnett County, Georgia (collectively defined and referred to as the “Parties”).
WITNESSETH:
     WHEREAS, Executive is currently a shareholder and option holder of GBC Bancorp, Inc. (“GBC Bancorp”) and an executive employee of GBC Bancorp’s wholly owned subsidiary, Gwinnett Banking Company (“GBC”), most recently serving as President, Chief Executive Officer and Chairman of the Board of GBC and GBC Bancorp;
     WHEREAS, GBC Bancorp, its Board of Directors and, if and as approved, a majority of its shareholders, including Executive, desire to merge GBC Bancorp into First Charter in return for the Merger Consideration as defined in the Agreement and Plan of Merger by and among GBC Bancorp and First Charter (the “Merger Agreement”), to be effective on the Closing Date as defined in the Merger Agreement (the overall transaction for which is defined and referred to as the “Merger”);
     WHEREAS, Executive is a valuable employee of GBC, and First Charter wishes Executive to remain employed with GBC’s successor following the Merger to assist in the ongoing operations of the new organization and perform such duties and responsibilities as set forth in detail below;
     WHEREAS, Executive, as a shareholder and option holder of GBC Bancorp, will receive significant personal consideration as a result of the Merger and, as additional consideration for Executive’s entering into this Agreement, and in recognition of Executive’s value to GBC and its successor, on the Closing Date Executive shall become employed by First Charter or its subsidiaries by way of the Merger and receive certain rights to retention pay and First Charter restricted shares as set forth in detail below; and
     WHEREAS, as an express prior condition of the Merger and as a material inducement for First Charter to enter into the Merger Agreement, Executive has agreed to execute and be bound by this Agreement, wherein the Parties have endeavored to limit Executive’s future activities only to the extent necessary to protect First Charter and its subsidiaries from unfair post-Merger competition, to preserve for First Charter the value of the consideration given for GBC Bancorp shares, and to protect adequately the trade secrets and confidential and proprietary information of GBC Bancorp, its subsidiaries and First Charter and its subsidiaries;
     NOW THEREFORE, in consideration of the mutual promises and covenants agreed to herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Employment. First Charter agrees to employ Executive by and through its subsidiaries during the Employment Term (as defined in Section 4 below), and Executive hereby accepts such employment and agrees to serve First Charter and its wholly owned subsidiary, GBC, or GBC’s successor by way of merger with First Charter Bank (collectively, the “Bank”).
     2. Duties. During the Employment Term (as defined in Section 4 below), Executive shall be employed, and Executive hereby agrees to serve, as Executive Vice President and Regional President of the Bank. As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of, and consistent with Executive’s position as an Executive Vice President and Regional President. Executive shall also perform the duties and exercise the powers and functions that from time to time may be assigned or vested in him by the President and Chief Executive Officer of First Charter (the “President”), the Board of

Directors of First Charter (the “Board”) and/or the Board of Directors of First Charter’s subsidiaries in relation to: (i) First Charter; and/or (ii) any subsidiary or affiliated company of First Charter, including responsibility for the management and operations of the Bank’s GBC division.
     Executive hereby accepts this employment upon the terms and conditions herein contained and agrees to devote substantially all of his business time, attention and best efforts to promote and further the business of First Charter and the Bank. Moreover, except as specifically authorized in advance by the President, Executive shall not, during the Employment Term (as defined in Section 4 below), be engaged as an employee or otherwise in any other business or commercial activity pursued for gain, profit or other pecuniary advantage. Nothing in the foregoing limitations shall be construed as prohibiting Executive from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Sections 7-11 hereof; provided, however, that during the Employment Term (as defined in Section 4 below), Executive may not beneficially own the stock or options to acquire stock totaling more than 5% of the outstanding shares of any corporation or entity, or otherwise acquire or agree to acquire a significant present or future equity or other proprietorship interest, whether as a stockholder, partner, proprietor, or otherwise, with any enterprise, business or division thereof, that is engaged in Competitive Activity (as defined in Section 9 below) with First Charter and/or the Bank. The Parties further agree that such activities must not singly or in the aggregate prevent, unduly limit or materially interfere with Executive’s ability to perform his duties and responsibilities to First Charter and the Bank under this Agreement.
     During the Employment Term, Executive shall also:
     a. Comply with, execute and fulfill all lawful requests, instructions, policies and regulations made by the President, the Board or their authorized agents, included but not limited to general First Charter and/or Bank policies, rules and regulations applicable to First Charter and Bank employees;
     b. Faithfully and loyally serve First Charter, the Bank and their subsidiaries and affiliated companies to the best of his ability and use his utmost endeavors to promote their interests in all respects;
     c. Adhere faithfully to all applicable professional ethics and business practices, and follow and abide by all federal, state and municipal ordinances and laws relating to or regulating the business of First Charter, the Bank and their subsidiaries and affiliated companies;
     d. Specifically adhere to the terms of First Charter’s Code of Business Conduct and Ethics,
     e. Be fully and readily available to work on and perform his duties as assigned from time to time; and
     f. Assist in the identification and transitioning of any successor to his position, as requested, pending the termination or end of his Employment Term as set forth in Section 4 below.
     Notwithstanding the above duties, the President and/or the Board shall have the right to require Executive at any time during the Employment Term to carry out such special projects or functions commensurate with his abilities, employment position and status as Executive Vice President and Regional President of the Bank as the President and/or the Board shall in their absolute discretion determine.
     3. Compensation. For all services rendered by Executive during the Employment Term (as defined in Section 4 below), First Charter shall compensate Executive as follows:

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     a. Base Salary. During the Employment Term (as defined in Section 4 below), First Charter will pay Executive a bi-weekly base salary as compensation for Executive’s services hereunder of $8,653.84, equivalent to $225,000.00 per year (the “Base Salary”), payable on a regular basis in accordance with First Charter’s standard payroll procedures but not less than monthly. On at least an annual basis thereafter during the Employment Term (as defined in Section 4 below), First Charter shall review Executive’s performance and, based upon the recommendation of the President, may increase such Base Salary if, in its discretion, such adjustment is warranted, with any such adjustment to be effective beginning January 1 of the next following year.
     b. Bonus. During the Employment Term (as set forth in Section 4 below) for fiscal year 2006 and provided Executive remains actively employed by First Charter or its subsidiaries at the time of payment, Executive may receive an annual bonus for fiscal year 2006 in accordance with the bonus program then in existence with GBC immediately prior to the Merger, payable in January 2007. In addition, during the Employment Term (as set forth in Section 4 below) beginning in fiscal year 2007 and provided Executive remains actively employed by First Charter or its subsidiaries at the time of the applicable payments, Executive shall receive an annual bonus from one or more arrangements including but not limited to the First Charter Annual Incentive Plan, if and as earned in accordance with the terms and conditions of such plans as they may be modified, changed or replaced from time to time (collectively, the “Bonus”).
     During fiscal year 2007 of the Employment Term, the Parties agree that Executive’s maximum total target Bonus award opportunity shall be equal to 50% of Executive’s annual Base Salary. One-half of such target Bonus award opportunity shall be awarded if and as Executive meets the 2007 budget established for the GBC division of the Bank, and one-half of such target Bonus award opportunity shall be awarded if and as the Bank meets its overall 2007 corporate budget. The Parties further agree that Executive’s component Bonus award opportunity for fiscal year 2007 shall increase ratably if and as the GBC division of the Bank and/or the Bank exceed their respective 2007 budgets, as applicable. For example, if the GBC division exceeds its 2007 budget, then Executive would receive 25% of his 2007 Base Salary for meeting the 2007 GBC division budget, plus an additional percentage of his 2007 Base Salary equal to the percentage by which GBC exceeds its 2007 budget. During the Employment Term that follows fiscal year 2007, Executive’s potential Bonus shall be determined in the sole discretion of First Charter upon recommendation of the President. In making its determination of the amount of the Bonus, if any, to be paid, First Charter may take into account, among other things, Executive’s achievement of established individual, division and corporate goals.
     c. Restricted Stock. As additional consideration for entering into this Agreement, following Executive’s employment with First Charter or its subsidiaries on the Closing Date, Executive shall be awarded restricted shares of First Charter’s common stock pursuant to the First Charter Restricted Stock Award Program. The value of the restricted shares awarded to Executive (based on the publicly traded price of First Charter’s common stock at the close of trading three (3) trading days before the Closing Date and irrespective of the restrictions associated with such restricted shares) shall be two times (2x) Executive’s annual Base Salary as set forth in Section 3.a. above, to be rounded down to the nearer whole share amount. The Parties further agree that the awarding of such restricted shares shall be made pursuant to the terms of a Restricted Stock Award Agreement to be executed in a form attached as Exhibit A (the “Award Agreement”), with the Restriction Period as defined in the Award Agreement to begin on the Closing Date and end on the third anniversary of the Closing Date (the “Restriction Period”).
     In addition, if Executive experiences a Termination of Service (as defined in the Restricted Stock Award Program) before the end of the Restriction Period as a result of First Charter’s termination of Executive “Without Cause” (as defined below), the Parties agree that First Charter shall pay Executive an amount equal to the cash value of Executive’s restricted shares based on the publicly traded price of First Charter’s common stock as of the Termination of Service as if such shares had

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vested on a pro-rata basis through the effective date of such event (calculated using as the numerator the number of days from the beginning of the Restriction Period to the effective date of the Executive’s Termination of Service, and as the denominator the number of days from the beginning of the Restriction Period to the last day of the Restriction Period). However, nothing in this Award Agreement shall in any way change Executive’s employment status with First Charter, the Bank and/or their subsidiaries, nor is it a guarantee of or a contract for continued employment with such entities for a specific term or otherwise.
     For the purpose of this Section 3.c., “Without Cause” shall have the meaning set forth in Section 5.e. below.
     d. Retention Payment. As additional consideration for Executive’s entering into this Agreement, accepting the new employment terms outlined in it and agreeing to continue Executive’s employment with First Charter or its subsidiaries following the Merger notwithstanding and in lieu of the change in control provisions contained in Executive’s prior January 1, 2004 Employment Agreement with GBC Bancorp and GBC, as amended (the “GBC Employment Agreement”), First Charter agrees to pay Executive a total amount equal to $611,232. Such amount shall be divided into twenty-four (24) equal units of $25,468 (the “Units” or “Unit value”).
     (i) Payment of Retention Payment. The Parties agree that such retention payment shall be paid within the twenty-four (24) month period following the Closing Date (the “Retention Period”). Specifically, on the Closing Date, First Charter shall pay Executive an amount equal to the Unit value, multiplied by the number of full and partial months remaining in the calendar year in which the Closing Date occurs. In the calendar year following the calendar year in which the Closing Date occurs, First Charter shall pay Executive an amount equal to the Unit value, multiplied by 12. Such payment shall be made on July 1st of such year. In addition, in the second calendar year following the calendar year in which the Closing Date occurs, First Charter shall pay Executive an amount equal to the Unit value, multiplied by the remaining number of Units. Such payment shall be made on the earlier of the last day of the Retention Period or July 1st of such year.
     For example, if the Closing Date is in October 2006, First Charter would pay Executive for three (3) Units on the Closing Date in 2006, twelve (12) Units on July 1, 2007, and nine (9) Units on July 1, 2008.
     (ii) Repayment Obligation. During the Retention Period, if Executive breaches any of the “Protective Covenants” contained in the GBC Employment Agreement or the additional obligations set forth in Sections 7-12 of this Agreement, then the retention payments pursuant to this Section 3.d. shall automatically end, and Executive shall also be required to refund to First Charter, and First Charter shall be entitled to recover from Executive an amount equal to the retention payment amount already received by Executive.
     (iii) Effect on GBC Employment Agreement. The Parties further agree that GBC Bancorp’s, GBC’s and/or First Charter’s obligations to Executive with respect to the change in control, severance and benefit payment provisions contained in the GBC Employment Agreement are hereby waived, replaced and superseded by this Section 3.d.
     e. Executive Perquisites, Benefits and Other Compensation. During the Employment Term (as defined in Section 4 below), Executive shall be entitled to receive additional benefits and compensation from First Charter in such form and to such extent as specified below:
     (i) Insurance Benefits. Payment of all or a portion of premiums for coverage for Executive and his dependent family members under health, hospitalization, disability, dental,

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life and other insurance plans that First Charter may have in effect as such plans may be modified, amended and terminated from time to time in the absolute and sole discretion of First Charter; provided that Executive is otherwise eligible to participate in such plans and desires to be covered. Benefits provided to Executive under this Section 3.e.(i) will require Executive to pay the same proportion of premiums for, and shall provide benefits at least equal to, the benefits then provided to First Charter’s other executive employees. Moreover, nothing contained in this Agreement shall be construed to obligate First Charter in any manner to put into effect any plans not presently in existence or to provide special benefits to Executive.
     In addition, following the termination or end of the Employment Term for any reason, the Parties agree that Executive shall be entitled to continued health insurance benefit coverage, as provided under COBRA, for himself and his eligible dependents under a plan or program sponsored by First Charter. Provided Executive complies with and continues to abide by the “Protective Covenants” contained in the GBC Employment Agreement and the non-competition, confidentiality and other requirements set forth in Sections 7-12 of this Agreement, First Charter shall reimburse Executive for Executive’s individual COBRA costs, but not that of his dependents, for the duration of such coverage. Following the period during which Executive is eligible for COBRA continuation coverage, Executive agrees to enroll in Medicare. Thereupon, and provided Executive complies with and continues to abide by the “Protective Covenants” contained in the GBC Employment Agreement and the non-competition, confidentiality and other requirements set forth in Sections 7-12 of this Agreement, First Charter shall provide Executive with, and pay all premiums for, a fully-insured Medicare supplement policy for himself, but not his dependents, for as long as Executive continues to receive benefits under his Executive Supplemental Retirement Agreement, dated October 20, 1999, as amended. However, if, following the end of such COBRA coverage, Executive is not eligible to enroll in Medicare, the Parties agree that Executive shall be entitled to continuation of health insurance benefit coverage for himself, but not his dependents, under such plan or program in which Executive was entitled to participate immediately prior to the end of such COBRA coverage, payable at First Charter’s expense, until Executive is eligible to enroll in Medicare, provided that such continued participation is permitted under the terms and provisions of such plan or program. If such continued participation is prohibited during the applicable coverage period, First Charter shall arrange to provide Executive with a fully insured, individual health care policy for himself, but not his dependents, during such coverage period, with such benefits being substantially similar to those that Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is prohibited.
     (ii) Expense Reimbursement. Reimbursement for all business related travel, business entertainment and other out-of-pocket expenses reasonably incurred by Executive in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with First Charter’s business expense and expense reporting policies.
     (iii) Car Allowance. Payment of a $650.00 monthly car allowance, for use as Executive may deem appropriate, payable by First Charter to Executive in monthly installments. First Charter further agrees to reimburse Executive for all business related mileage expenses incurred by Executive in the performance of his services pursuant to this Agreement (normal commuting costs excluded). All reimbursable expenses shall be appropriately documented in reasonable detail by Executive in accordance with Section 3.e.(ii) above.
     (iv) Memberships/Dues. Payment of Executive’s non-personal use related assessments, membership dues and regular service charge for membership in civic

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organizations/clubs and a hunting or country club, subject to advance approval of the President, excluding non-business related dining charges, donations and other extra expenses related to such memberships. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive in accordance with Section 3.e.(ii) above.
     (v) ESRA. Participation in the prior October 20, 1999 Executive Supplemental Retirement Agreement (ESRA) between Executive and GBC, as amended and as the same may be amended hereafter with the mutual consent of First Charge and GBC (which the Parties agree shall remain in full force and effect and shall be expressly assigned to First Charter as part of the Merger).
     (vi) Other Perquisites/Benefits. Other employee perquisites and participation in such company-wide employee benefits as may be available to and deemed appropriate for Executive by First Charter. Exhibit B, which is attached hereto and incorporated herein, lists those supplemental benefits in which Executive is currently or later will be entitled to participate per such applicable plan terms, as they may be modified, amended, replaced or terminated from time to time in the absolute and sole discretion of First Charter.
     4. Term of Agreement. Unless sooner terminated as provided in Section 5 below, and contingent on the consummation of the Merger, the Parties agree that Executive shall be employed by First Charter or its subsidiaries pursuant to this Agreement for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Initial Period”). In addition, First Charter may but is not obligated to, by specific action and with the consent of Executive, extend the employment term of this Agreement or enter into a new agreement for an additional term beyond the Initial Period. Executive’s total term of employment pursuant to this Agreement during the Initial Period and any extended term is collectively defined and referred to under this Agreement as the “Employment Term.”
     5. Termination. In addition to the provisions set forth in Section 4 above, the Employment Term shall terminate immediately upon the occurrence of any of the following events: (a) immediately upon the Retirement or death of Executive; (b) upon the Disability of Executive (as defined below) and end of the elimination period specified in the long-term disability plan sponsored by First Charter; (c) upon the effective date of Resignation by Executive Without Good Reason (as defined below); (d) upon the effective date of Resignation by Executive For Good Reason (as defined below); (e) upon the 60th day following the date First Charter gives Executive notice of Termination Without Cause (as defined below); or (f) upon the close of business on the date First Charter gives Executive notice of Termination for Cause (as defined below).
     a. Suspension/Regulatory Removal. The Parties acknowledge and agree that:
     (i) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1), the obligations of First Charter and the Bank under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, First Charter may in its discretion pay Executive all or part of the compensation withheld while its contract obligations were suspended and/or reinstate in whole or in part any of its obligations that were suspended. Vested rights of Executive shall not otherwise be affected.
     (ii) If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(1), all obligations of First Charter and the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties hereto shall not be affected.

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     In addition, the Parties agree that without expressly or constructively terminating this Agreement, First Charter may place Executive on temporary leave with pay, temporarily exclude him from any premises of First Charter or any First Charter subsidiary, and/or temporarily reassign Executive’s duties during any pending investigation or disciplinary action involving Executive and/or Executive’s potential “Termination for Just Cause” (as defined in Section 5.f. below). The Parties further agree such authority shall be invoked only in exceptional circumstances when the President determines that such action is in the best interests of First Charter.
     b. Retirement. "Retirement by Executive” shall mean any voluntary retirement by Executive with the consent of First Charter.
     c. Disability. “Disability” shall mean the inability of Executive to perform the essential functions and duties of Executive’s position with First Charter, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is to last or can be expected to last for a continuous period of not less than twelve months, as determined under the long-term disability plan sponsored by First Charter in which Executive participates.
     d. Resignation by Executive. For purposes of this Agreement, “Resignation by Executive” shall mean any termination or resignation by Executive of his employment relationship with First Charter, the Bank or their subsidiaries, including but not limited to Retirement by Executive. Executive is required to give at least sixty (60) days advance written notice of resignation to the President, and First Charter is entitled upon receiving such notice, in its discretion, to accept such resignation as effective on the resignation date proposed by Executive, or such other earlier date designated by First Charter. In addition, except as otherwise set forth in Section 6 below, First Charter will be required to pay Executive his Base Salary and other applicable accrued, non-forfeited compensation or other vested benefits only through Executive’s final resignation date as agreed to or revised by First Charter, regardless of whether Executive’s final resignation date is revised/accelerated by First Charter, and regardless of whether Executive is actually required or permitted to perform any services for First Charter during such final transition period.
     Resignation by Executive for “Good Reason” shall mean resignation for the following events: (i) a material reduction in Executive’s position, duties, responsibilities or status, or a change in Executive’s title resulting in a material reduction in his responsibilities or position with the Bank, in either case without Executive’s consent, but excluding for this purpose any suspensions, removals, duty reassignments or other actions as set forth and allowed in Section 5.a. above or any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly by First Charter after receiving notice from Executive, and further excluding any such reductions or changes made in good faith to conform with generally accepted industry standards for Executive’s position; or (ii) a reduction in the rate of Executive’s Base Salary without Executive’s consent. The Parties further agree that for a resignation to constitute resignation by Executive for “Good Reason”, in addition to the advance notice of resignation requirement generally set forth above for this Section 5.d., Executive must provide written notice to the President of Executive’s intent to resign within sixty (60) days of one of the triggering events outlined in subsections (i)-(ii) of this paragraph.
     “Resignation Without Good Reason” shall mean any voluntary termination or resignation by Executive for any reason other than death, “Disability” or “Resignation for Good Reason”.
     e. Termination Without Cause. “Termination Without Cause” shall mean any termination of the employment of Executive by First Charter for any reason other than termination due to the Retirement or death of Executive, “Disability” or “Termination for Cause”.

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     f. Termination For Cause. “Termination for Cause” shall mean termination of the employment of Executive by First Charter as the result of Executive’s: (i) willful misconduct of a material nature in connection with the performance of his duties under this Agreement; (ii) use of alcohol during working hours beyond that customarily authorized in the performance of Executive’s job duties, repeated use of alcohol after working hours that materially interferes with Executive’s duties under this Agreement, use of illegal drugs, or violation of First Charter’s drug and/or alcohol policies; (iii) conviction, guilty plea or plea of nolo contendere for any crime involving moral turpitude or for any felony; (iv) embezzlement or theft from First Charter, the Bank, any other subsidiary or affiliated company of First Charter, or any of their respective customers and employees; (v) gross inattention to or dereliction of duty; (vi) commission or omission of any act of fraud or dishonesty in connection with Executive’s employment under this Agreement; (vii) the regulatory suspension or removal of Executive as defined in Section 5.a.(i) or 5.a.(ii); (viii) breach of any fiduciary duty to First Charter or the Bank, including the duty of loyalty; (ix) insubordination or Executive’s unwillingness to carry out or meet the lawful instructions, performance criteria and other supervisory goals established or given by the President and/or the Board from time to time; (x) breach or threatened breach of the obligations set forth in Sections 7-12 of this Agreement; (xi) breach, threatened breach or failure to perform any other provision of this Agreement; or (xii) performance of any other willful act(s) which Executive knew or reasonably should have known would be materially detrimental to First Charter, the Bank and/or any other subsidiary or affiliated company of First Charter.
     6. Effect of Termination/Severance. Following the termination or end of the Employment Term for any reason, Executive shall: (i) be entitled to any earned but unpaid Base Salary, if any, due at the time of the termination or end of the Employment Term, (ii) be entitled to any non-forfeited amounts earned that may be payable to Executive pursuant to the terms of the First Charter Annual Incentive Plan; (iii) have the general right to elect certain coverage continuation under COBRA, provided he is and remains eligible therefor; (iv) be entitled to post-termination health insurance coverage continuation as set forth in Section 3.e.(i) above; (v) be entitled to any vested stock options or vested 401(k), pension, retirement or deferred compensation benefits with First Charter and the Bank, if any; (vi) be entitled to any accrued, vested benefits pursuant to the terms of any other plans or programs in which Executive is a participant, if any; and (vii) be entitled to reimbursement of all reasonable business expenses incurred by Executive prior to the termination or end of the Employment Term (collectively, the “Regular Compensation”). Thereafter, except as otherwise provided for in accordance with the incentive and benefit plan terms referenced in Section 3 above, and except for any additional benefits or payments that may be due as set forth in this Section 6 below, Executive and/or his estate, as applicable, shall not be entitled to receive any additional compensation, wages, bonuses, incentive pay, commissions, severance pay, equity interests, options, consideration or benefits of any kind from First Charter and/or the Bank hereunder upon the termination or end of the Employment Term, nor shall Executive or his estate be entitled to receive reimbursement for business expenses incurred after the end of the Employment Term. However:
     a. Death. If termination of the Employment Term occurs at any time due to the death of Executive, then in addition to the Regular Compensation set forth above, Executive’s estate or legal representative shall be paid an amount representing one (1) year’s Base Salary, to be paid at the same time and in the same manner as provided in Section 3. In addition, all supplemental benefits, awards, grants and options under any First Charter or Bank supplemental agreement, stock option or grant will be fully vested notwithstanding any other provision in such plan or grant.
     b. Disability. If termination of the Employment Term occurs at any time due to the Disability of Executive, then in addition to the Regular Compensation set forth above, Executive shall be entitled to receive an additional amount representing one (1) year’s Base Salary, such amount to be paid at the same time and in the same manner as provided in Section 3, less any amounts which Executive receives from First Charter’s long-term disability plan and/or supplemental disability income plan.

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     c. Termination “Without Cause” or Resignation “For Good Reason".
     (1) If termination of this Agreement occurs at any time during the Employment Term due to termination by First Charter “Without Cause” or resignation by Executive “For Good Reason” that do not occur within twelve (12) months following a “Change in Control”, then in addition to the Regular Compensation set forth above, Executive shall be entitled to continued payment of Executive’s Base Salary for the lesser of the remainder of the Employment Term immediately prior to the termination/resignation or twenty-four (24) months.
     (2) If termination of this Agreement occurs at any time during the Employment Term due to termination by First Charter or its successor “Without Cause” or resignation by Executive “For Good Reason”, either of which occur within twelve (12) months following a “Change in Control” (as defined below), then in addition to the Regular Compensation set forth above, Executive shall be entitled to continued payment of Executive’s Base Salary for a period of twenty-four (24) months.
     For purposes of this Section 6.c.(2), termination by Executive for “Good Reason” shall mean those reasons set forth as “Good Reason” in Section 5.d. above, except that the change in Executive’s position, duties, responsibilities, status, title, or Base Salary shall be measured for such matters as they were in effect immediately preceding the Change in Control.
     “Change in Control” shall mean (A) the consummation of a merger, consolidation, share exchange or similar transaction of First Charter with any other corporation as a result of which the holders of the voting capital stock of First Charter as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (B) the sale or transfer (other than as security for obligations of First Charter) of substantially all the assets of First Charter; (C) in the absence of a prior expression of approval by the Board, the acquisition of more than 35% of First Charter’s voting capital stock by any person within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a person, or group including a person, who beneficially owned, as of the date of this Agreement, more than 5% of First Charter’s securities; or (D) during any twelve-month period, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by First Charter’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
     The payment of the “Without Cause”, “For Good Reason” and “Disability” severance amounts and healthcare continuation benefits set forth in this Section 6 above shall be treated by the Parties as severance pay/benefits available to assist Executive in transitioning to other employment. As such, all such severance pay/benefit amounts are expressly conditioned upon the expectation that and provided Executive’s future employment and other activities do not violate the obligations set forth in the “Protective Covenants” contained in the GBC Employment Agreement and the non-competition, confidentiality and other requirements set forth in Sections 7-12 of this Agreement. In the event of any such breach, then the severance payments and healthcare continuation benefits set forth in this Section 6 shall automatically end. Moreover, in exchange for and as a further condition precedent to receiving such severance pay/benefits, Executive agrees that upon his separation, he must sign a release of any and all claims that Executive has or may have against First Charter and its subsidiaries, and such entities’ past and then current officers, directors and employees relating to or arising out of his employment with First Charter, the Bank and/or their subsidiaries and their respective predecessors (under this Agreement or otherwise), in a form to be prepared by First Charter at such time.
     It is the intention of First Charter and Executive that Executive receive the full benefits available under this Section 6 in the event of a Change in Control, subject, however, to the limitation on such distributions imposed by section 280G of the Internal Revenue Code. If a Change of Control occurs and a determination is made that the aggregate amount of any amount otherwise payable to Executive hereunder, when combined with payments made or anticipated under other plans, programs and policies of First Charter arising in connection

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with a Change in Control, would constitute an “excess parachute payment” (as defined in Internal Revenue Code section 280G) that is subject to the excise tax provisions of Internal Revenue Code section 4999, the aggregate amount payable to Executive shall not include any such “excess parachute payment”. Notwithstanding the foregoing, if the Internal Revenue Service determines that Executive has, in fact, received an amount that constitutes an “excess parachute payment” and if First Charter determines that the payment of such amount is due to its own miscalculation under Internal Revenue Code section 280G, then Executive shall be entitled to receive from First Charter, in addition to any other amounts payable hereunder, a lump sum payment equal to 100% of such excise tax under Internal Revenue Code section 4999, plus an amount equal to the federal and state income tax, FICA, and Medicare taxes (based on Executive’s projected marginal income tax rates) on such lump sum payment. Such amounts shall be paid to Executive as soon as may be practicable after such final determination is made by the Internal Revenue Service. Executive and First Charter shall mutually and reasonably determine whether or not such determination has occurred and/or whether any appeal to such determination should be made.
     The Parties further acknowledge that if Executive is determined to be a “specified employee” as such term is defined in section 409A of the Internal Revenue Code upon the termination of the Employment Term, that certain payments to Executive under this Section 6 may be required to be postponed to comply with section 409A. Thus, the Parties agree that, in such event, any payments that are so postponed will be paid to Executive on the first day of the calendar month following the end of the required postponement period.
     Except as elected by Executive with the prior consent of First Charter, all payments provided for under this Section 6 shall be paid in cash (including the cash values of stock options or restricted stock, if any) from the general funds of First Charter, and no special or separate fund shall be established, and no other segregation of assets shall be made to assure payment, except as provided to the contrary in funded benefits plans. Executive shall have no right, title or interest whatsoever in or to any investments that First Charter may make to aid First Charter in meeting its obligations under this Section 6. Nothing contained herein, and no action taken pursuant to the provisions hereof, shall create or be construed to create a trust of any kind or a fiduciary relationship between First Charter and Executive or any other person. To the extent that any person acquires a right to receive payments from First Charter hereunder, such right shall be no greater than the right of an unsecured creditor of First Charter.
     7. Covenant Not to Disclose Confidential Information.
     a. Executive understands that his position with First Charter and the Bank is one of trust and confidence because of Executive’s access to trade secrets and confidential and proprietary business information. Executive pledges his best efforts and utmost diligence to protect and keep confidential the trade secrets and confidential or proprietary business information of First Charter and its subsidiaries.
     b. Unless required by First Charter in connection with his employment under this Agreement or with First Charter’s express written consent, Executive agrees that he will not, either during his employment under this Agreement or afterwards, directly or indirectly, use, misappropriate, disclose or aid anyone else in disclosing to any third party for Executive’s own benefit or the benefit of another: (1) all or any part of any of First Charter’s or its subsidiaries’ trade secrets or confidential or proprietary information, whether or not the information is acquired, learned, or developed by Executive alone or in conjunction with others; or (2) the details of any contracts, business transactions or negotiations to which First Charter or its subsidiaries are a party or of any tenders, offer or proposals submitted to or to be submitted by First Charter and/or its subsidiaries in connection with their business. Executive makes the same pledge with regard to the confidential information of First Charter’s and its subsidiaries’ customers, contractors, or others with whom First Charter or its subsidiaries have a business relationship. Executive further acknowledges and agrees that his confidentiality and other obligations under this Section 7 shall extend to GBC and any trade secret or confidential or proprietary GBC information acquired, learned, or developed by Executive during his employment with GBC prior to the Merger.

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     c. Trade secrets and confidential or proprietary information, for purposes of this Agreement, shall include, but not be limited to, any and all versions of First Charter’s or its subsidiaries’ computer software, hardware, and documentation; all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, account data, loan records, employee lists and salary/commission information, personnel matters, financial data, operating results, contractual relationships, and projections for business opportunities for new or developing business of First Charter or its subsidiaries; and all other confidential or proprietary information, patents, ideas, know-how and trade secrets which are in the possession of First Charter or its subsidiaries, no matter what the source, including any such information that First Charter or its subsidiaries obtain from a customer, contractor or another party or entity and that First Charter treats or designates as confidential or proprietary information, whether or not such information is owned or was developed by First Charter. Confidential information, however, shall not mean or apply to any information or materials to the extent that the same (i) is now in, or later enters, the public domain through no fault of Executive, (ii) was known to Executive before the disclosure by First Charter, the Bank or GBC, (iii) was rightfully obtained by Executive from a third party in rightful possession of such information other than via First Charter, the Bank or GBC, or (iv) is compelled by court order or other judicial process to be disclosed by Executive.
     d. Executive also agrees that all notes, records (including all computer and electronic records), software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, customer lists, employee lists or other documents that are made or compiled by Executive, or which were available to Executive while he was employed under this Agreement, in whatever form, including but not limited to all such documents and data concerning any processes, inventions, services or products used or developed by Executive during his prior employment with GBC before the Merger or his subsequent employment with First Charter, the Bank and/or their subsidiaries, shall be the property of First Charter. Executive further agrees to deliver and make available all such documents and data to First Charter, regardless of how stored or maintained and including all originals, copies and compilations thereof, upon the separation of his employment under this Agreement, for any reason, or at any other time at First Charter’s request.
     e. Executive understands that First Charter expects him to respect any trade secrets or confidential information of any of Executive’s former employers, business associates, or other business relationships. Executive also agrees to respect First Charter’s express direction to Executive not to disclose to First Charter, its officers, or any of its employees any such information so long as it remains confidential.
     8. Conflicts of Interest. Throughout Executive’s employment under this Agreement, Executive shall not be engaged in providing any services, either as an employee or independent contractor, with or without compensation, to any other person or entity engaged in the business of the sale, distribution or provision of banking, financial, commercial lending or insurance products or services or any other business that is competitive to that which is then being conducted by First Charter, the Bank or their subsidiaries, now or in the future.
     9. Covenant Not to Compete. Executive agrees that for a period of twenty-four (24) months after Executive’s employment under this Agreement has terminated or ended (whatever the reason for the end of the employment relationship), Executive shall not either individually or as an employee, agent or consultant engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below).
     “Competitive Activity” means the sale, distribution or provision, or attempted sale, distribution or provision, of banking, financial or commercial lending products or services other than on behalf of First Charter, the Bank or their subsidiaries.

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     “Prohibited Territory” means: (i) Gwinnett County, Georgia; and/or (ii) the counties contiguous to Gwinnett County, Georgia. Executive acknowledges and agrees that Executive’s business conducted with GBC prior to the Closing Date or to be conducted for First Charter or the Bank after the Closing Date, occurred (or in the case of First Charter and the Bank, will occur) within the scope of such counties.
     10. Agreement Not To Interfere With Business. For a period of twenty-four (24) months after Executive’s employment under this Agreement has terminated or ended (whatever the reason for the end of the employment relationship), Executive shall not:
     a. Solicit, encourage, cause, or attempt to cause any supplier of goods or services to First Charter, the Bank or their subsidiaries not to do business with, to discontinue doing, or to reduce or transfer all or any part of their business with First Charter, the Bank or their subsidiaries; and/or
     b. Solicit, call upon, divert or contact or attempt to solicit, call upon, divert or contact any then current Company Customer (as defined below) for the purpose of engaging in any Competitive Activity (as defined in Section 9 above).
     “Company Customer” means any company or individual client/customer of First Charter, the Bank or GBC: (i) who contacted Executive or whom Executive contacted or served as part of his prior employment with GBC before the Merger and/or his subsequent employment with First Charter and/or the Bank within Executive’s last twenty-four months as a First Charter, Bank or GBC employee; or (ii) who is a prospective customer of First Charter, the Bank or GBC solicited or contacted by Executive within his last twenty-four months as a First Charter, Bank or GBC employee.
     11. Agreement Not to “Raid” or Engage Employees. For a period of twenty-four (24) months after Executive’s employment under this Agreement has terminated or ended (whatever the reason for the end of the employment relationship), Executive shall not for the purpose of providing banking, financial or commercial lending services, whether on behalf of any other entity or on his own behalf solicit, encourage, support or cause any employee then presently employed by First Charter, the Bank or their subsidiaries with whom Executive had contact in the course of his employment during Executive’s last twelve months as a First Charter, Bank or GBC employee to leave the employment of First Charter, the Bank or their subsidiaries.
     12. Acknowledgments by Executive.
     a. Executive acknowledges that the restrictions placed upon him by Sections 7-11 of this Agreement are reasonable and necessary given the nature of his past and current positions with First Charter, the Bank and GBC, the area in which First Charter, the Bank and GBC market their products and services, and the consideration provided by First Charter and the Bank to him pursuant to this Agreement and the Merger. Executive acknowledges that the length of the noncompete and nonsolicitation periods are reasonable and that the definitions of Competitive Activity, Company Customer and Prohibited Territory are reasonable.
     b. Executive acknowledges that all of the provisions of the Agreement are fair and necessary to protect the interests of First Charter and the Bank. Accordingly, Executive agrees not to contest the validity or enforceability of Sections 7-11 hereof.
     c. Executive understands that every provision of this Agreement is severable from each other provision of this Agreement. Therefore, if any provision of this Agreement, including but not limited to all provisions of Sections 7-11, is held invalid or unenforceable, every other provision of this Agreement will continue to be fully valid and enforceable. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable, Executive and First Charter agree that such provision shall be enforced to the extent reasonable under the circumstances and that all other provisions shall be enforceable to the fullest extent permissible by law.

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Executive and First Charter further agree that, if any court makes such a determination, such court shall have the power to reduce the duration, scope and/or area of such provisions and/or delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, such provisions shall then be enforceable as allowed by law.
     d. Executive understands that his obligations under Sections 7-11 of this Agreement will continue whether or not his employment under this Agreement is terminated voluntarily or involuntarily, or with or without Cause or Good Reason.
     13. Breach by Executive. Executive agrees that in the event of any breach or threatened breach of the provisions of Sections 7-12 hereof by Executive, First Charter’s and the Bank’s remedies at law would be inadequate, and First Charter and/or the Bank shall be entitled to an injunction (without any bond or other security being required), restraining such breach, and costs and attorneys’ fees relating to any such proceeding or any other legal action to enforce the provisions of this Agreement, but nothing herein shall be construed to preclude First Charter and/or the Bank from pursuing any other remedies at law or in equity available to them for any such breach or threatened breach. Moreover, Executive also agrees that if Executive breaches any of Sections 7-12 above, Executive shall forfeit at the time of the breach the right to any additional future payments or benefits under this Agreement, except to the extent such benefits or payments are vested and earned. In such case, Executive and First Charter agree that the confidential information and non-compete obligations contained in this Agreement shall remain valid and enforceable based upon the consideration actually paid.
     14. Assignment and Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, Executive and First Charter and the Bank and their respective permitted successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the First Charter’s prior written consent. First Charter will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of First Charter, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform all of First Charter’s obligations under this Agreement in the same manner and to the same extent that First Charter would be required to perform it if no such succession had taken place, and to perform all obligations to Executive as provided in Section 6. Failure of First Charter to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from First Charter in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date Executive’s employment was terminated. As used in this Agreement, “First Charter” shall mean First Charter as defined herein and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 14 or that otherwise becomes bound by the all terms and provisions of this Agreement by operation of law.
     15. Entire Agreement. With the exception of the “Protective Covenants” and related enforcement/interpretation terms contained in the GBC Employment Agreement (which the Parties agree shall remain in full force and effect and are hereby expressly assigned as part of the Merger to First Charter), this Agreement (including the recitals, which are hereby incorporated by reference) and the Award Agreement to be separately executed by the Parties on the Closing Date will, upon commencement of its term as described in Section 4 above contingent on the consummation of the Merger, constitute the entire agreement and understanding among the Parties pertaining to the subject matters contained herein and replace and supersede any and all prior and contemporaneous agreements, representations and understandings of the Parties, including but not limited to the GBC Employment Agreement. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of First Charter and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. A valid waiver of any provision of this Agreement shall be limited to the instance received in such writing and, unless otherwise expressly stated, shall not be effective as a continuing waiver or repeal of such provision.

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     16. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To First Charter:	First Charter Bank
Attn: EVP, Human Resources
P. O. Box 37937
Charlotte, North Carolina 28237-7937

To Executive:	Larry D. Key
1045 Thornwood Lane
Dacula, Georgia 30019
Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 16.
     17. Taxes/Estate. This Agreement is intended to comply with Internal Revenue Code section 409A to the extent that section is applicable, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. In addition, the Parties agree that First Charter and the Bank shall have the power to adjust the timing or other details relating to the awards and/or payments described in this Agreement if First Charter and the Bank determine that such adjustments are necessary in order to comply with or become exempt from the requirements of section 409A. Executive understands and agrees that except as otherwise expressly set forth above with respect to certain Internal Revenue Code section 280G payments referenced in Section 6, he is responsible for any federal or state tax liability, penalties, excise taxes, interest, tax payments or tax judgments against him that could arise as a result of this Agreement. In addition, Executive agrees that he has had the opportunity to consult with his own, independent accountant and/or counsel regarding any and all tax issues related to this Agreement. Executive also agrees that First Charter, the Bank, GBC, their respective parent and subsidiary companies, and their respective officers, employees, accountants, attorneys and agents are in no way indemnifying or making any representation, statement or guarantee to Executive as to Executive’s past, current or future tax liability or the ultimate position that the IRS or any applicable state tax agency may take with respect to the tax treatment of Executive’s prior or future wages, payments, compensation and benefits, including those payments, awards and provisions set forth in this Agreement.
     The Parties agree that all compensation, plan, benefit and potential severance or other payments to Executive set forth in this Agreement, if and as applicable, will be subject to all withholdings and deductions required by law or as authorized by Executive, as appropriate, and First Charter will report such amounts set forth in this Agreement as W-2 income for the applicable tax year(s) in which they are received, if and as applicable or as otherwise required by law. The Parties further agree that in the event of Executive’s death, any applicable severance, change in control pay or other vested or accrued, non-forfeited compensation or benefit payments outlined in this Agreement will be paid to Executive’s estate or legal representative, in accordance with the above terms, if and as applicable and otherwise eligible in accordance with applicable program, plan and benefit terms.
     18. Headings. The section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.
     19. Governing Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina (without regard to its conflict-of-laws provisions). Executive further agrees that any litigation under this Agreement may be brought by First Charter and/or the Bank in the State of North Carolina or the State of Georgia notwithstanding that he may not be a resident of either state when the litigation is commenced and/or cannot be served process within such states. Executive also irrevocably consents to the

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jurisdiction of the courts of North Carolina and Georgia (whether federal or state) for all disputes with First Charter and/or the Bank that concern this Agreement.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

FIRST CHARTER CORPORATION

By:

Name:

Title:

FIRST CHARTER BANK

By:

Name:

Title:

EXECUTIVE

LARRY D. KEY

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EXHIBIT B
•	Medical Insurance

•	Dental Insurance

•	Short-term Disability with a seven (7) day elimination period, and a benefit of at least 75% of base pay during illness for a maximum of ninety (90) calendar days.

•	Long-term Disability with a ninety (90) day elimination period and a benefit of 60% of base salary, up to $5,000 per month, once approved by the Long-term Disability carrier.

•	Life Insurance equivalent to two times base pay, with a $500,000 maximum benefit.

•	Accidental Death and Dismemberment Insurance equivalent to two times base pay, with a $500,000 maximum benefit.

•	First Charter Retirement 401(k) Plan

•	Benefit Restoration Match for contributions limited under the First Charter Retirement 401(k) Plan

•	OPT Capital Plan

•	Employee Stock Purchase Plan (generally eligible on the next enrollment date)

•	PTO of twenty-six (26) days

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Exhibit D
RETENTION AGREEMENT
     THIS RETENTION AGREEMENT (the “Agreement”), contingent on the consummation of the Merger (as defined below) and effective as of the Closing Date (as defined below), is made and entered into by and between KATRINA M. WINBERG (“Employee”) and FIRST CHARTER CORPORATION, a North Carolina corporation, for and on its own behalf and in the interests of the surviving corporation in the Merger (the “Company”), and FIRST CHARTER BANK, a North Carolina corporation (collectively defined and referred to as the “Parties”).
     WHEREAS, Employee is currently a shareholder and/or option holder of GBC Bancorp, Inc. (“GBC Bancorp”) and an employee of GBC Bancorp’s wholly owned subsidiary, Gwinnett Banking Company (“GBC”), most recently serving as Senior Vice President, SBA Lender for GBC;
     WHEREAS, GBC Bancorp, its Board of Directors and, if and as approved, a majority of its shareholders, including Employee, desire to merge GBC Bancorp into the Company in return for the Merger Consideration as defined in the Agreement and Plan of Merger by and among GBC Bancorp and the Company (the “Merger Agreement”), to be effective on the Closing Date as defined in the Merger Agreement (the overall transaction for which is defined and referred to as the “Merger”);
     WHEREAS, Employee is a valuable employee of GBC, and First Charter wishes Employee to remain employed with GBC’s successor following the Merger to assist in the ongoing operations of the new organization and perform such duties and responsibilities as set forth below;
     WHEREAS, Employee, as a shareholder and/or option holder of GBC Bancorp, will receive significant personal consideration as a result of the Merger and, as additional consideration for Employee’s entering into this Agreement, and in recognition of Employee’s value to GBC and its successor, on the Closing Date Employee shall become employed by the Company and/or its subsidiaries by way of the Merger and receive certain rights to Company restricted shares as set forth in detail below;
     WHEREAS, as an express prior condition of the Merger and as a material inducement for the Company to enter into the Merger Agreement, Employee has agreed to execute and be bound by this Agreement, wherein the Parties have endeavored to limit Employee’s future activities only to the extent necessary to protect the Company and its subsidiaries from unfair post-Merger competition, to preserve for the Company the value of the consideration given for GBC Bancorp shares, and to protect adequately the trade secrets and confidential and proprietary information of GBC Bancorp, its subsidiaries and the Company and its subsidiaries during and after Employee’s employment with the Company and/or its subsidiaries;
     NOW THEREFORE, in consideration of the mutual promises and covenants agreed to herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Appointment. Effective on the Closing Date, Employee shall be designated and appointed to act and perform services on behalf of the Company as Senior Vice President, SBA Lender of the Company’s then wholly owned subsidiary, GBC, or GBC’s successor by way of merger with First Charter Bank (collectively, the “Bank”), and shall perform and serve in such future duties, responsibilities and positions as may be assigned to Employee from time to time. Employee hereby accepts such employment and agrees to devote her full professional time, attention, and best effort to the business of the Company, the Bank and their subsidiaries in the carrying out of her employment responsibilities.
     2. Compensation. During Employee’s employment with the Bank, Employee shall be compensated for her services at an initial biweekly base salary rate of $4,542.63, equivalent to $118,108.38 per year, plus commission pursuant to the terms of Employee’s current incentive commission program with GBC as of the date of this Agreement, less applicable withholdings and pursuant to the procedures established by the Bank. Employee shall also be entitled to participate in management incentives, bonuses and benefits applicable to Employee’s position in such form, manner and times as the Bank may from time to time establish for its employees or specified classes of employees in its sole discretion and in accordance with the terms of such benefits/plans, as they may be established, modified, replaced or terminated from time to time.
     3. Restricted Stock. As additional consideration for entering into this Agreement, following Employee’s employment by the Bank and/or the Company on the Closing Date, Employee shall be awarded restricted shares of the Company’s common stock pursuant to the Company’s Restricted Stock Award Program. The value of the restricted shares awarded to Employee (based on the publicly traded price of the Company’s common stock at the close of trading three (3) trading days before the Closing Date and irrespective of the restrictions associated with such restricted shares) shall be three times (3x) Employee’s annual base salary as set forth in Section 2 above, to be rounded down to the nearer whole share amount. The Parties further agree that the awarding of such restricted shares shall be made pursuant to the terms of a Restricted Stock Award Agreement to be executed in a form attached as Exhibit A (the “Award Agreement”), with the Restriction Period as defined in the Award Agreement to begin on the Closing Date and end on the third anniversary of the Closing Date (the “Restriction Period”).
     In addition, if Employee experiences a Termination of Service (as defined in the Restricted Stock Award Program) before the end of the Restriction Period as a result of First Charter’s discontinuance of its Small Business Administration lending business or First Charter’s involuntary termination of Employee without “Cause” (as defined below), the Parties agree that First Charter shall pay Employee an amount equal to the cash value of Employee’s restricted shares based on the publicly traded price of the Company’s common stock as of the Termination of Service as if such shares had vested on a pro-rata basis through the effective date of such event (calculated using as the numerator the number of days from the beginning of the Restriction Period to the effective date of the Employee’s Termination of Service, and as the denominator the number of days from the beginning of the Restriction Period to the last day of the Restriction Period). Nothing in this Agreement or the Award Agreement shall in any way change Employee’s employment status with the Bank and/or the Company, which shall be at-will, nor are they a guarantee of or a contract for continued employment with the Bank and/or the Company, for a specific term or otherwise.
     For the purpose of this Agreement, “Cause” shall mean (a) willful misconduct of a material nature by Employee in connection with the performance of Employee’s employment duties under this Agreement; (b) use of alcohol or narcotics that affects Employee’s ability to perform Employee’s employment duties under this Agreement; (c) Employee’s conviction of a serious misdemeanor involving moral turpitude or a felony; (d) embezzlement or theft by Employee from the Company or any of its subsidiaries; (e) Employee’s gross inattention to or dereliction of duty; (f) Employee’s commission or omission of an act of fraud or dishonesty in connection with Employee’s employment under this Agreement; (g) Employee’s breach of any fiduciary duty to the Company or any of its subsidiaries, including the duty of loyalty; or (h) performance by Employee of any other willful act which Employee knew or reasonably should have known would be materially detrimental to the Company or any of its subsidiaries.
     4. Conflicts of Interest. Throughout Employee’s employment with the Bank, Employee shall not be engaged in providing any services, either as an employee or independent contractor, with or without compensation, to any other person or entity engaged in the business of the sale, distribution or provision of banking, financial, commercial lending or insurance products or services or any other business that is competitive to that which is then being conducted by the Company, the Bank or their subsidiaries, now or in the future.
     5. Non-Competition Agreement. If Employee’s employment with the Bank terminates or ends at any time during the Restriction Period (whatever the reason for the end of the employment relationship), then for the remainder of the Restriction Period or a period of twelve (12) months after Employee’s employment with the Bank has terminated or ended, whichever is lesser, Employee shall not either individually or as an employee, agent or consultant engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below).

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     “Competitive Activity” means the sale, distribution or provision, or attempted sale, distribution or provision, of SBA and/or other commercial lending services other than on behalf of the Company, the Bank or their subsidiaries.
     “Prohibited Territory” means: (i) Fulton County, Georgia; and/or (ii) the counties contiguous to Fulton County, Georgia. Employee acknowledges and agrees that Employee’s business conducted with GBC prior to the Closing Date or to be conducted for the Company or the Bank after the Closing Date, occurred (or in the case of the Company and the Bank, will occur) within the scope of such counties.
     6. Agreement Not To Interfere With Business. If Employee’s employment with the Bank terminates or ends at any time during the Restriction Period (whatever the reason for the end of the employment relationship), then for the remainder of the Restriction Period or a period of twelve (12) months after Employee’s employment with the Bank has terminated or ended, whichever is lesser, Employee shall not:
     (a) Solicit, encourage, cause, or attempt to cause any supplier of goods or services to the Company, the Bank or their subsidiaries not to do business with, to discontinue doing, or to reduce or transfer all or any part of their business with the Company, the Bank or their subsidiaries; and/or
     (b) Solicit, call upon, divert or contact or attempt to solicit, call upon, divert or contact any then current Company Customer (as defined below) for the purpose of engaging in any Competitive Activity (as defined in Section 5 above).
     “Company Customer” means any company or individual client/customer of the Company, the Bank or GBC: (i) who contacted Employee or whom Employee contacted or served as part of her prior employment with GBC before the Merger and/or her subsequent employment with the Bank within Employee’s last twenty-four months as a Bank or GBC employee; or (ii) who is a prospective customer of the Company, the Bank or GBC solicited or contacted by Employee within her last twenty-four months as a Bank or GBC employee.
     7. Agreement Not to “Raid” or Engage Employees. If Employee’s employment with the Bank terminates or ends at any time during the Restriction Period (whatever the reason for the end of the employment relationship), then for the remainder of the Restriction Period or a period of twelve (12) months after Employee’s employment with the Bank has terminated or ended, whichever is lesser, Employee shall not for the purpose of providing banking, financial, commercial lending or insurance services, whether on behalf of any other entity or on her own behalf solicit, encourage, support or cause any employee then presently employed by First Charter, the Bank or their subsidiaries with whom Employee had contact in the course of her employment during Employee’s last twelve months as a Bank or GBC employee to leave the employment of First Charter, the Bank or their subsidiaries.
     8. Acknowledgement. Employee acknowledges that the restrictions placed upon her by Sections 4-7 of this Agreement are reasonable and necessary given the nature of her past and current positions with the Company, the Bank and GBC, the area in which the Company, the Bank and GBC market their products and services, and the consideration provided by the Company and the Bank to her pursuant to this Agreement and the Merger. Employee acknowledges that the length of the noncompete and nonsolicitation periods are reasonable and that the definitions of Competitive Activity, Company Customer and Prohibited Territory are reasonable. Employee further agrees not to contest the validity or enforceability of Sections 4-7 of this Agreement.
     Notwithstanding the above, if Employee’s employment with the Bank terminates or ends at any time as a result of: (a) First Charter’s discontinuance of its Small Business Administration lending business; (b) First Charter’s involuntary termination of Employee without “Cause” (as defined in Section 3 above); (c) Employee’s resignation due to the relocation of Employee’s assigned workplace with the Bank to a location that is more than fifty (50) miles from Employee’s current assigned branch with GBC as of the date of this Agreement, without Employee’s consent; or (d) Employee’s resignation due to a reduction in the rate of Employee’s base salary or a change in Employee’s incentive commission program set forth or referenced in Section 1 above, without

3

Employee’s consent, then the Parties agree that Employee’s obligations set forth in Sections 5-7 above shall automatically end and be null and void.
     9. Company Information/Confidentiality. Employee agrees that she will return upon the Company’s or the Bank’s request at any time (and, in any event, before the last day of her employment with the Bank) all documents, written material, information, products, devices and other property belonging to the Company, the Bank or their subsidiaries, including but not limited to GBC, as well as all documents and other materials of any kind that constitute or contain any Confidential Information (as defined below), in Employee’s possession or control, regardless of how stored or maintained, including all originals, copies and compilations and all information stored or maintained on computer, tapes, discs or any other form of technology. In addition, for and in consideration of this Agreement, Employee further agrees to the following for the protection of the Company and its subsidiaries and affiliates:
     (a) During Employee’s employment with the Bank and for a period of five (5) years thereafter, Employee will not, without prior written approval by the General Counsel of the Company: (i) misappropriate, (ii) disclose to any third party, either directly or indirectly, or (iii) aid anyone else in disclosing to any third party, either directly or indirectly, all or any part of any Confidential Information.
     (b) “Confidential Information” means confidential or proprietary business or technical information furnished to or obtained by Employee within the course of her prior employment with GBC before the Merger or her subsequent employment with the Bank (including, without limitation, information created, discovered, developed or made known by Employee), whether such information is in the form of data, forecasts, records, reports or other documents.
     Confidential Information includes, by way of illustration, but is not limited to: (i) any Company, Bank or GBC information regarding any Company, Bank or GBC customer or account (including any “Company Customer” as that term is defined above), including, but not limited to, customer lists, contracts, requirements, billing histories, marketing methods, and products or services provided by the Company, the Bank or GBC to such customers or accounts; (ii) all non-public financial information concerning the Company, the Bank, GBC or their subsidiaries and affiliates, including, but not limited to, financial statements, balance sheets, profit and loss statements, earnings, commissions and salaries paid to employees, sales data and projections, cost analyses and similar information; (iii) all plans and projections for business opportunities for new or developing business of the Company, the Bank, GBC or their subsidiaries and affiliates; (iv) all information relating to the Company’s, the Bank’s or GBC’s prices, costs, research and development activities, service performance, operating results, employee lists, personnel matters and other confidential or proprietary information, designs, patents, ideas, inventions and trade secrets; and (v) any of the information described in subsections (i)-(iv) of this paragraph that the Company, the Bank or GBC obtain from another party or entity and that the Company, the Bank or GBC treat or designate as confidential or proprietary information, whether or not such information is owned or was developed by the Company, the Bank or GBC.
     Notwithstanding anything to the contrary in the prior two paragraphs, “Confidential Information,” however, shall not mean or apply to any information or materials to the extent that the same (i) is now in, or later enters, the public domain through no fault of Employee, (ii) was known to Employee before the disclosure by the Company, the Bank or GBC, (iii) was rightfully obtained by Employee from a third party in rightful possession of such information other than via the Company, the Bank or GBC, or (iv) is compelled by court order or other judicial process to be disclosed by Employee.
     10. Enforcement. In the event of any breach or threatened breach of this Agreement by Employee, the Company and/or the Bank shall be entitled to seek an injunction, without bond, restraining such breach, but nothing herein shall be construed as prohibiting the Company or the Bank from pursuing other remedies available to them. The Company and/or the Bank shall be entitled to their costs and attorneys’ fees relating to any such proceeding or any other legal action to enforce the terms of this Agreement. In addition, all remedies available to the Company and the Bank by reason of a breach or threatened breach by Employee of any of the provisions of this Agreement

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are cumulative, none is exclusive, and all remedies may be exercised concurrently or consecutively at the Company’s and the Bank’s option. Employee also agrees that the Company and the Bank may disclose this Agreement to any person or entity who, at any time during Employee’s employment with the Bank or during the period in which the noncompete, nonsolicitation and confidentiality provisions of this Agreement are in effect, employs or considers employing or retaining the services of Employee.
     11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina (without regard to its conflict-of-laws provisions). Employee further agrees that any litigation under this Agreement may be brought by the Company and/or the Bank in the State of North Carolina or the State of Georgia notwithstanding that she may not be a resident of either state when the litigation is commenced and/or cannot be served process within such states. Employee also irrevocably consents to the jurisdiction of the courts of North Carolina and Georgia (whether federal or state) for all disputes with the Company and/or the Bank that concern this Agreement.
     12. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors, assigns, heirs and personal representatives. Employee may not assign or delegate any of her rights, obligations, title or interest in this Agreement. The Company and the Bank may without Employee’s consent assign this Agreement to any affiliate or any successor to the Company’s and the Bank’s business or a part thereof, by sale, merger or otherwise.
     13. Severability. Every provision and subsection of this Agreement is severable from each other provision or subsection of this Agreement. If any part of the covenants, provisions or subsections contained in this Agreement is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal or incapable of being enforced, the validity of the other provisions and subsections of this Agreement shall not be impaired. If any provision or subsection of this Agreement shall be deemed invalid as to its scope, then notwithstanding such invalidity, that provision or subsection shall be deemed valid to the fullest extent permitted by law, and the Parties agree that, if any court or panel makes such a determination, it shall have the power to reduce the duration, scope or area of such provisions or subsections and to delete specific words and phrases by “blue penciling” and, in its reduced or blue-penciled form, such provisions and subsections shall then be enforceable as allowed by law.
     14. Taxes. This Agreement is intended to comply with Internal Revenue Code section 409A to the extent that section is applicable, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. The Parties agree that the Company and the Bank shall have the power to adjust the timing or other details relating to the awards and/or payments described in this Agreement if the Company and the Bank determine that such adjustments are necessary in order to comply with or become exempt from the requirements of section 409A. The Parties further acknowledge that if Employee is determined to be a “specified employee” as such term is defined in section 409A of the Internal Revenue Code upon the termination or end of Employee’s employment with the Bank, that certain payments to Employee under this Agreement may be required to be postponed to comply with section 409A. Thus, the Parties agree that, in such event, any payments that are so postponed will be paid to Employee on the first day of the calendar month following the end of the required postponement period. Employee understands and agrees that she is responsible for any federal or state tax liability, penalties, excise taxes, interest, tax payments or tax judgments against her that could arise as a result of this Agreement. In addition, Employee agrees that she has had the opportunity to consult with her own, independent accountant and/or counsel regarding any and all tax issues related to this Agreement. Employee also agrees that the Company, the Bank, GBC, their respective parent and subsidiary companies, and their respective officers, employees, accountants, attorneys and agents are in no way indemnifying or making any representation, statement or guarantee to Employee as to Employee’s past, current or future tax liability or the ultimate position that the IRS or any applicable state tax agency may take with respect to the tax treatment of Employee’s prior or future wages, payments, compensation and benefits, including those payments, awards and provisions set forth in this Agreement.
     15. Entire Agreement. This Agreement (including the recitals, which are hereby incorporated by reference) and the Award Agreement to be separately executed by the Parties on the Closing Date will, upon

5

commencement of its term as described in Section 1 above contingent on the consummation of the Merger, constitute the entire agreement and understanding among the Parties pertaining to the subject matters contained herein and replace and supersede any and all prior and contemporaneous agreements, representations and understandings of the Parties. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company, the Bank and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. A valid waiver of any provision of this Agreement shall be limited to the instance received in such writing and, unless otherwise expressly stated, shall not be effective as a continuing waiver or repeal of such provision.
     IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized and proper officer, and Employee has set her hand and seal this the ___ day of ____________, 2006.

FIRST CHARTER CORPORATION:

By:

Name:

Title:

FIRST CHARTER BANK:

By:

Name:

Title:

EMPLOYEE:

(SEAL)

Katrina M. Winberg

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Exhibit E
RETENTION AGREEMENT
     THIS RETENTION AGREEMENT (the “Agreement”), contingent on the consummation of the Merger (as defined below) and effective as of the Closing Date (as defined below), is made and entered into by and between MICHAEL L. COUCH (“Employee”) and FIRST CHARTER CORPORATION, a North Carolina corporation, for and on its own behalf and in the interests of the surviving corporation in the Merger (the “Company”), and FIRST CHARTER BANK, a North Carolina corporation (collectively defined and referred to as the “Parties”).
     WHEREAS, Employee is currently a shareholder and/or option holder of GBC Bancorp, Inc. (“GBC Bancorp”) and an employee of GBC Bancorp’s wholly owned subsidiary, Gwinnett Banking Company (“GBC”), most recently serving as Senior Vice President, Construction Lender for GBC;
     WHEREAS, GBC Bancorp, its Board of Directors and, if and as approved, a majority of its shareholders, including Employee, desire to merge GBC Bancorp into the Company in return for the Merger Consideration as defined in the Agreement and Plan of Merger by and among GBC Bancorp and the Company (the “Merger Agreement”), to be effective on the Closing Date as defined in the Merger Agreement (the overall transaction for which is defined and referred to as the “Merger”);
     WHEREAS, Employee is a valuable employee of GBC, and First Charter wishes Employee to remain employed with GBC’s successor following the Merger to assist in the ongoing operations of the new organization and perform such duties and responsibilities as set forth below;
     WHEREAS, Employee, as a shareholder and/or option holder of GBC Bancorp, will receive significant personal consideration as a result of the Merger and, as additional consideration for Employee’s entering into this Agreement, and in recognition of Employee’s value to GBC and its successor, on the Closing Date Employee shall become employed by the Company and/or its subsidiaries by way of the Merger and receive certain rights to Company restricted shares as set forth in detail below;
     WHEREAS, as an express prior condition of the Merger and as a material inducement for the Company to enter into the Merger Agreement, Employee has agreed to execute and be bound by this Agreement, wherein the Parties have endeavored to limit Employee’s future activities only to the extent necessary to protect the Company and its subsidiaries from unfair post-Merger competition, to preserve for the Company the value of the consideration given for GBC Bancorp shares, and to protect adequately the trade secrets and confidential and proprietary information of GBC Bancorp, its subsidiaries and the Company and its subsidiaries during and after Employee’s employment with the Company and/or its subsidiaries;
     NOW THEREFORE, in consideration of the mutual promises and covenants agreed to herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Appointment. Effective on the Closing Date, Employee shall be designated and appointed to act and perform services on behalf of the Company as Senior Vice President, Construction Lender of the Company’s then wholly owned subsidiary, GBC, or GBC’s successor by way of merger with First Charter Bank (collectively, the “Bank”), and shall perform and serve in such future duties, responsibilities and positions as may be assigned to Employee from time to time. Employee hereby accepts such employment and agrees to devote his full professional time, attention, and best effort to the business of the Company, the Bank and their subsidiaries in the carrying out of his employment responsibilities.
     2. Compensation. During Employee’s employment with the Bank, Employee shall be compensated for his services at an initial biweekly rate of $4,951.12, equivalent to $128,729.12 per year, less applicable withholdings and pursuant to the procedures established by the Bank. Employee shall also be entitled to participate in management incentives, bonuses and benefits applicable to Employee’s position in such form, manner and times as the Bank may from time to time establish for its employees or specified classes of employees in its sole discretion and in accordance with the terms of such benefits/plans, as they may be established, modified, replaced or terminated from time to time.
     3. Restricted Stock. As additional consideration for entering into this Agreement, following Employee’s employment by the Bank and/or the Company on the Closing Date, Employee shall be awarded restricted shares of the Company’s common stock pursuant to the Company’s Restricted Stock Award Program. The value of the restricted shares awarded to Employee (based on the publicly traded price of the Company’s common stock at the close of trading three (3) trading days before the Closing Date and irrespective of the restrictions associated with such restricted shares) shall be three times (3x) Employee’s annual base salary as set forth in Section 2 above, to be rounded down to the nearer whole share amount. The Parties further agree that the awarding of such restricted shares shall be made pursuant to the terms of a Restricted Stock Award Agreement to be executed in a form attached as Exhibit A (the “Award Agreement”), with the Restriction Period as defined in the Award Agreement to begin on the Closing Date and end on the third anniversary of the Closing Date (the “Restriction Period”).
     In addition, if Employee experiences a Termination of Service (as defined in the Restricted Stock Award Program) before the end of the Restriction Period as a result of First Charter’s involuntary termination of Employee without “Cause” (as defined below), the Parties agree that First Charter shall pay Employee an amount equal to the cash value of Employee’s restricted shares based on the publicly traded price of the Company’s common stock as of the Termination of Service as if such shares had vested on a pro-rata basis through the effective date of such event (calculated using as the numerator the number of days from the beginning of the Restriction Period to the effective date of the Employee’s Termination of Service, and as the denominator the number of days from the beginning of the Restriction Period to the last day of the Restriction Period). However, nothing in this Agreement or the Award Agreement shall in any way change Employee’s employment status with the Bank and/or the Company, which shall be at-will, nor are they a guarantee of or a contract for continued employment with the Bank and/or the Company, for a specific term or otherwise.
     For the purpose of this Agreement, “Cause” shall mean (a) willful misconduct of a material nature by Employee in connection with the performance of Employee’s employment duties under this Agreement; (b) use of alcohol or narcotics that affects Employee’s ability to perform Employee’s employment duties under this Agreement; (c) Employee’s conviction of a serious misdemeanor involving moral turpitude or a felony; (d) embezzlement or theft by Employee from the Company or any of its subsidiaries; (e) Employee’s gross inattention to or dereliction of duty; (f) Employee’s commission or omission of an act of fraud or dishonesty in connection with Employee’s employment under this Agreement; (g) Employee’s breach of any fiduciary duty to the Company or any of its subsidiaries, including the duty of loyalty; or (h) performance by Employee of any other willful act which Employee knew or reasonably should have known would be materially detrimental to the Company or any of its subsidiaries.
     4. Conflicts of Interest. Throughout Employee’s employment with the Bank, Employee shall not be engaged in providing any services, either as an employee or independent contractor, with or without compensation, to any other person or entity engaged in the business of the sale, distribution or provision of banking, financial, commercial lending or insurance products or services or any other business that is competitive to that which is then being conducted by the Company, the Bank or their subsidiaries, now or in the future.
     5. Non-Competition Agreement. If Employee’s employment with the Bank terminates or ends at any time during the Restriction Period (whatever the reason for the end of the employment relationship), then for the remainder of the Restriction Period or a period of twelve (12) months after Employee’s employment with the Bank has terminated or ended, whichever is lesser, Employee shall not either individually or as an employee, agent or consultant engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below).

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     “Competitive Activity” means the sale, distribution or provision, or attempted sale, distribution or provision, of construction and/or other commercial lending services other than on behalf of the Company, the Bank or their subsidiaries.
     “Prohibited Territory” means: (i) Gwinnett County, Georgia; and/or (ii) the counties contiguous to Gwinnett County, Georgia. Employee acknowledges and agrees that Employee’s business conducted with GBC prior to the Closing Date or to be conducted for the Company or the Bank after the Closing Date, occurred (or in the case of the Company and the Bank, will occur) within the scope of such counties.
     6. Agreement Not To Interfere With Business. If Employee’s employment with the Bank terminates or ends at any time during the Restriction Period (whatever the reason for the end of the employment relationship), then for the remainder of the Restriction Period or a period of twelve (12) months after Employee’s employment with the Bank has terminated or ended, whichever is lesser, Employee shall not:
     (a) Solicit, encourage, cause, or attempt to cause any supplier of goods or services to the Company, the Bank or their subsidiaries not to do business with, to discontinue doing, or to reduce or transfer all or any part of their business with the Company, the Bank or their subsidiaries; and/or
     (b) Solicit, call upon, divert or contact or attempt to solicit, call upon, divert or contact any then current Company Customer (as defined below) for the purpose of engaging in any Competitive Activity (as defined in Section 5 above).
     “Company Customer” means any company or individual client/customer of the Company, the Bank or GBC: (i) who contacted Employee or whom Employee contacted or served as part of his prior employment with GBC before the Merger and/or his subsequent employment with the Bank within Employee’s last twenty-four months as a Bank or GBC employee; or (ii) who is a prospective customer of the Company, the Bank or GBC solicited or contacted by Employee within his last twenty-four months as a Bank or GBC employee.
     7. Agreement Not to “Raid” or Engage Employees. If Employee’s employment with the Bank terminates or ends at any time during the Restriction Period (whatever the reason for the end of the employment relationship), then for the remainder of the Restriction Period or a period of twelve (12) months after Employee’s employment with the Bank has terminated or ended, whichever is lesser, Employee shall not for the purpose of providing banking, financial, commercial lending or insurance services, whether on behalf of any other entity or on his own behalf solicit, encourage, support or cause any employee then presently employed by First Charter, the Bank or their subsidiaries with whom Employee had contact in the course of his employment during Employee’s last twelve months as a Bank or GBC employee to leave the employment of First Charter, the Bank or their subsidiaries.
     8. Acknowledgement. Employee acknowledges that the restrictions placed upon him by Sections 4-7 of this Agreement are reasonable and necessary given the nature of his past and current positions with the Company, the Bank and GBC, the area in which the Company, the Bank and GBC market their products and services, and the consideration provided by the Company and the Bank to him pursuant to this Agreement and the Merger. Employee acknowledges that the length of the noncompete and nonsolicitation periods are reasonable and that the definitions of Competitive Activity, Company Customer and Prohibited Territory are reasonable. Employee further agrees not to contest the validity or enforceability of Sections 4-7 of this Agreement.
     9. Company Information/Confidentiality. Employee agrees that he will return upon the Company’s or the Bank’s request at any time (and, in any event, before the last day of his employment with the Bank) all documents, written material, information, products, devices and other property belonging to the Company, the Bank or their subsidiaries, including but not limited to GBC, as well as all documents and other materials of any kind that constitute or contain any Confidential Information (as defined below), in Employee’s possession or control, regardless of how stored or maintained, including all originals, copies and compilations and all information stored or maintained on computer, tapes, discs or any other form of technology. In addition, for and

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in consideration of this Agreement, Employee further agrees to the following for the protection of the Company and its subsidiaries and affiliates:
     (a) During Employee’s employment with the Bank and for a period of five (5) years thereafter, Employee will not, without prior written approval by the General Counsel of the Company: (i) misappropriate, (ii) disclose to any third party, either directly or indirectly, or (iii) aid anyone else in disclosing to any third party, either directly or indirectly, all or any part of any Confidential Information.
     (b) “Confidential Information” means confidential or proprietary business or technical information furnished to or obtained by Employee within the course of his prior employment with GBC before the Merger or his subsequent employment with the Bank (including, without limitation, information created, discovered, developed or made known by Employee), whether such information is in the form of data, forecasts, records, reports or other documents.
     Confidential Information includes, by way of illustration, but is not limited to: (i) any Company, Bank or GBC information regarding any Company, Bank or GBC customer or account (including any “Company Customer” as that term is defined above), including, but not limited to, customer lists, contracts, requirements, billing histories, marketing methods, and products or services provided by the Company, the Bank or GBC to such customers or accounts; (ii) all non-public financial information concerning the Company, the Bank, GBC or their subsidiaries and affiliates, including, but not limited to, financial statements, balance sheets, profit and loss statements, earnings, commissions and salaries paid to employees, sales data and projections, cost analyses and similar information; (iii) all plans and projections for business opportunities for new or developing business of the Company, the Bank, GBC or their subsidiaries and affiliates; (iv) all information relating to the Company’s, the Bank’s or GBC’s prices, costs, research and development activities, service performance, operating results, employee lists, personnel matters and other confidential or proprietary information, designs, patents, ideas, inventions and trade secrets; and (v) any of the information described in subsections (i)-(iv) of this paragraph that the Company, the Bank or GBC obtain from another party or entity and that the Company, the Bank or GBC treat or designate as confidential or proprietary information, whether or not such information is owned or was developed by the Company, the Bank or GBC.
     Notwithstanding anything to the contrary in the prior two paragraphs, “Confidential Information,” however, shall not mean or apply to any information or materials to the extent that the same (i) is now in, or later enters, the public domain through no fault of Employee, (ii) was known to Employee before the disclosure by the Company, the Bank or GBC, (iii) was rightfully obtained by Employee from a third party in rightful possession of such information other than via the Company, the Bank or GBC, or (iv) is compelled by court order or other judicial process to be disclosed by Employee.
     10. Enforcement. In the event of any breach or threatened breach of this Agreement by Employee, the Company and/or the Bank shall be entitled to seek an injunction, without bond, restraining such breach, but nothing herein shall be construed as prohibiting the Company or the Bank from pursuing other remedies available to them. The Company and/or the Bank shall be entitled to their costs and attorneys’ fees relating to any such proceeding or any other legal action to enforce the terms of this Agreement. In addition, all remedies available to the Company and the Bank by reason of a breach or threatened breach by Employee of any of the provisions of this Agreement are cumulative, none is exclusive, and all remedies may be exercised concurrently or consecutively at the Company’s and the Bank’s option. Employee also agrees that the Company and the Bank may disclose this Agreement to any person or entity who, at any time during Employee’s employment with the Bank or during the period in which the noncompete, nonsolicitation and confidentiality provisions of this Agreement are in effect, employs or considers employing or retaining the services of Employee.
     11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina (without regard to its conflict-of-laws provisions). Employee further agrees that any litigation under this Agreement may be brought by the Company and/or the Bank in the State of North Carolina or the State of Georgia notwithstanding that he may not be a resident of either state when the litigation is commenced and/or

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cannot be served process within such states. Employee also irrevocably consents to the jurisdiction of the courts of North Carolina and Georgia (whether federal or state) for all disputes with the Company and/or the Bank that concern this Agreement.
     12. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors, assigns, heirs and personal representatives. Employee may not assign or delegate any of his rights, obligations, title or interest in this Agreement. The Company and the Bank may without Employee’s consent assign this Agreement to any affiliate or any successor to the Company’s and the Bank’s business or a part thereof, by sale, merger or otherwise.
     13. Severability. Every provision and subsection of this Agreement is severable from each other provision or subsection of this Agreement. If any part of the covenants, provisions or subsections contained in this Agreement is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal or incapable of being enforced, the validity of the other provisions and subsections of this Agreement shall not be impaired. If any provision or subsection of this Agreement shall be deemed invalid as to its scope, then notwithstanding such invalidity, that provision or subsection shall be deemed valid to the fullest extent permitted by law, and the Parties agree that, if any court or panel makes such a determination, it shall have the power to reduce the duration, scope or area of such provisions or subsections and to delete specific words and phrases by “blue penciling” and, in its reduced or blue-penciled form, such provisions and subsections shall then be enforceable as allowed by law.
     14. Taxes. This Agreement is intended to comply with Internal Revenue Code section 409A to the extent that section is applicable, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. The Parties agree that the Company and the Bank shall have the power to adjust the timing or other details relating to the awards and/or payments described in this Agreement if the Company and the Bank determine that such adjustments are necessary in order to comply with or become exempt from the requirements of section 409A. The Parties further acknowledge that if Employee is determined to be a “specified employee” as such term is defined in section 409A of the Internal Revenue Code upon the termination or end of Employee’s employment with the Bank, that certain payments to Employee under this Agreement may be required to be postponed to comply with section 409A. Thus, the Parties agree that, in such event, any payments that are so postponed will be paid to Employee on the first day of the calendar month following the end of the required postponement period. Employee understands and agrees that he is responsible for any federal or state tax liability, penalties, excise taxes, interest, tax payments or tax judgments against him that could arise as a result of this Agreement. In addition, Employee agrees that he has had the opportunity to consult with his own, independent accountant and/or counsel regarding any and all tax issues related to this Agreement. Employee also agrees that the Company, the Bank, GBC, their respective parent and subsidiary companies, and their respective officers, employees, accountants, attorneys and agents are in no way indemnifying or making any representation, statement or guarantee to Employee as to Employee’s past, current or future tax liability or the ultimate position that the IRS or any applicable state tax agency may take with respect to the tax treatment of Employee’s prior or future wages, payments, compensation and benefits, including those payments, awards and provisions set forth in this Agreement.
     15. Entire Agreement. This Agreement (including the recitals, which are hereby incorporated by reference) and the Award Agreement to be separately executed by the Parties on the Closing Date will, upon commencement of its term as described in Section 1 above contingent on the consummation of the Merger, constitute the entire agreement and understanding among the Parties pertaining to the subject matters contained herein and replace and supersede any and all prior and contemporaneous agreements, representations and understandings of the Parties. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company, the Bank and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. A valid waiver of any provision of this Agreement shall be limited to the instance received in such writing and, unless otherwise expressly stated, shall not be effective as a continuing waiver or repeal of such provision.
[Signatures on Next Page]

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     IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized and proper officer, and Employee has set his hand and seal this the ___day of ___, 2006.

FIRST CHARTER CORPORATION:

By:

Name:

Title:

FIRST CHARTER BANK:

By:

Name:

Title:

EMPLOYEE:
(SEAL)

Michael L. Couch

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